UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Textron Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

To the Shareholders of Textron Inc.:

The 2014 annual meeting of shareholders of Textron Inc. will be held on Wednesday, April 23, 2014, at 11:00 a.m. at the Omni Providence Hotel, 1 West Exchange Street, Providence, Rhode Island for the following purposes:

1.   To elect the eleven director nominees named in the proxy statement to hold office until the next annual shareholders’ meeting;

2.   To approve Textron’s executive compensation on an advisory basis;

3.   To ratify the appointment by the Audit Committee of Ernst & Young LLP as Textron’s independent registered public accounting firm for 2014;

4.   If properly presented at the meeting, to consider and act upon a shareholder proposal set forth at page 48 in the accompanying proxy statement, which is opposed by the Board of Directors; and

5.   To transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

You are entitled to vote all shares of common stock registered in your name at the close of business on February 28, 2014. If your shares are held in the name of your broker or bank and you wish to attend the meeting in person and vote your shares, your broker or bank must issue to you a proxy covering your shares.

Whether or not you plan to attend the meeting, we urge you to complete, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope as soon as possible so that your shares may be represented at the meeting. Shareholders of record also have the option of voting their shares via the Internet or by using a toll-free telephone number. Instructions on how to vote either via the Internet or by telephone are included on the proxy card.

A list of shareholders entitled to vote at the 2014 annual meeting will be open to examination by any shareholder, for any purpose germane to the meeting, for ten days prior to the meeting, at Textron’s principal executive office, 40 Westminster Street, Providence, Rhode Island 02903.

By order of the Board of Directors,

E. Robert Lupone

Executive Vice President,

General Counsel and Secretary

Providence, Rhode Island

March 7, 2014

YOUR VOTE IS IMPORTANT

BROKERS ARE NOT PERMITTED TO VOTE ON THE ELECTION OF DIRECTORS OR ON CERTAIN OTHER PROPOSALS WITHOUT INSTRUCTIONS FROM THE BENEFICIAL OWNER. THEREFORE, IF YOUR SHARES ARE HELD IN THE NAME OF YOUR BROKER OR BANK, IT IS IMPORTANT THAT YOU VOTE. WE ENCOURAGE YOU TO VOTE PROMPTLY, EVEN IF YOU INTEND TO ATTEND THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 23, 2014:

The Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders, the Annual Report to Shareholders for the fiscal year ended December 28, 2013 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013 are available at www.textron.com under “Investor Relations — Investor Resources — Annual Report & Proxy Materials”. The Company will provide by mail, without charge, a copy of its Annual Report on Form 10-K, at the request of registered shareholders. Please direct all inquiries to the Company at (401) 457-2353 or by submitting a written request to the Secretary at Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903.

TEXTRON INC.

PROXY STATEMENT

General

This proxy statement, which is being mailed on or about March 7, 2014, to each person entitled to receive the accompanying notice of annual meeting, is furnished in connection with the solicitation by the Board of Directors of Textron Inc. of proxies to be voted at the annual meeting of shareholders to be held on April 23, 2014, at 11:00 a.m. at the Omni Providence Hotel, 1 West Exchange Street, Providence, Rhode Island, and at any adjournments or postponements thereof. Textron’s principal executive office is located at 40 Westminster Street, Providence, Rhode Island 02903.

Shareholders Who May Vote

All shareholders of record at the close of business on February 28, 2014 will be entitled to vote. As of February 28, 2014, Textron had outstanding 278,464,430 shares of common stock, each of which is entitled to one vote with respect to each matter to be voted upon at the meeting. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person.

Voting

All shareholders may vote by mail. Shareholders of record may also vote via the Internet or by using the toll-free telephone number listed on the proxy card. Internet and telephone voting information is provided on the proxy card. A control number, located on the lower right portion of the proxy card, is designated to verify a shareholder’s identity and allow the shareholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet or by telephone, please do not return a signed proxy card. Shareholders who hold their shares through a bank or broker can vote via the Internet or by telephone if these options are offered by the bank or broker.

If voting by mail, please complete, sign, date and return your proxy card enclosed with the proxy statement in the accompanying postage-paid envelope. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

You also may vote in person at the meeting. If your shares are held in the name of your broker or bank and you wish to vote in person at the meeting, you must request your broker or bank to issue you a proxy covering your shares.

Savings Plan Participants

If you are a participant in a Textron savings plan with a Textron stock fund as an investment option, the accompanying proxy card shows the number of shares allocated to your account under the plan. When you vote via the Internet or by telephone, or your proxy card is returned properly signed, the plan trustee will vote your proportionate interest in the plan shares in the manner you direct, or if you vote by mail and make no direction, in proportion to directions received from the other plan participants (except for any shares allocated to your Tax Credit Account under the Textron Savings Plan, which will be voted only as you direct). All directions will be held in confidence.

Changing or Revoking a Proxy

Whether voting by mail, via the Internet or by telephone, if you are a shareholder of record you may change or revoke your proxy at any time before it is voted by submitting a new proxy with a later date, voting via the Internet or by telephone at a later time, delivering a written notice of revocation to Textron’s Secretary, or voting in person at the meeting. If your shares are held in the name of your broker or bank, you may change or revoke your voting instructions by contacting the bank or brokerage firm or other nominee holding the shares or by obtaining a legal proxy from such institution and voting in person at the annual meeting.

Required Vote

A quorum is required to conduct business at the meeting. A quorum requires the presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares entitled to vote at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions to your broker for shares owned by you but held in the name of your broker and your broker does not have authority to vote without instructions from you. Under those circumstances, your broker may be authorized to vote for you without your instructions on routine matters but is prohibited from voting without your instructions on non-routine matters. The ratification of independent public accountants is a routine matter on which your broker may vote your shares without your instructions. Non-routine matters include the election of directors, the advisory vote to approve Textron’s executive compensation and the shareholder proposal. Those items for which your broker cannot vote result in broker non-votes.

Election of each of the nominees for director requires a vote of the majority of the votes cast at the meeting, which means that the number of shares voted “for” a nominee for director must exceed the number of shares voted “against” that nominee. Abstentions and broker non-votes are not counted for this purpose and will have no effect on the outcome of the election.

Approval of all other matters to be voted on at the meeting requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as votes “against” the proposal, and broker non-votes (when applicable) will have no effect on the outcome of the vote.

Costs of Proxy Solicitation

Textron pays the cost of this solicitation of proxies. Textron will request that persons who hold shares for others, such as banks and brokers, solicit the owners of those shares and will reimburse them for their reasonable out-of-pocket expenses for those solicitations. In addition to solicitation by mail, Textron employees may solicit proxies by telephone, by electronic means and in person, without additional compensation for these services. Textron has hired Alliance Advisors, LLC of Bloomfield, New Jersey, a proxy solicitation organization, to assist in this solicitation process for a fee of $15,000, plus reasonable out-of-pocket expenses.

Confidential Voting Policy

Under Textron’s policy on confidential voting, individual votes of shareholders are kept confidential from Textron’s directors, officers and employees, except for certain specific and limited exceptions. Comments of shareholders written on proxies or ballots are transcribed and provided to Textron’s Secretary. Votes are counted by employees of American Stock Transfer & Trust Company, LLC (“AST”), Textron’s independent transfer agent and registrar, and certified by Inspectors of Election who are employees of AST.

Attending the Meeting

If your shares are held in the name of your bank or broker and you plan to attend the meeting, please bring proof of ownership with you to the meeting. A bank or brokerage account statement showing that you owned voting stock of Textron on February 28, 2014 is acceptable proof to obtain admittance to the meeting. If you are a shareholder of record, no proof of ownership is required. All shareholders or their proxies should be prepared to present government-issued photo identification upon request for admission to the meeting.

ELECTION OF DIRECTORS

At the 2014 annual meeting, eleven directors are to be elected to hold office until the 2015 annual meeting and until their successors have been elected and qualified. All eleven nominees are currently Textron directors. It is the intention of the persons named on the accompanying proxy card, unless otherwise instructed, to vote “For” each of the directors who have been nominated for election. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies will vote for the balance of the nominees and may vote for a substitute nominee designated by the present Board. Information is furnished below with respect to each nominee for election. The Board of Directors recommends a vote “FOR” each of the director nominees (Items 1 – 01 through 1–11 on the proxy card).

Nominees for Director

Scott C. Donnelly	Director Since 2009
Mr. Donnelly, 52, is Chairman, President and Chief Executive Officer of Textron. Mr. Donnelly joined Textron in June 2008 as Executive Vice President and Chief Operating Officer and was promoted to President and Chief Operating Officer in January 2009. He was appointed to the Board of Directors in October 2009, became Chief Executive Officer of Textron in December 2009 and Chairman of the Board in September 2010. Previously, Mr. Donnelly was the President and CEO of General Electric (GE) Company’s Aviation business unit, a position he had held since July 2005. GE’s Aviation business unit is a leading maker of commercial and military jet engines and components as well as integrated digital, electric power and mechanical systems for aircraft. Prior to July 2005, Mr. Donnelly served as Senior Vice President of GE Global Research, one of the world’s largest and most diversified industrial research organizations with facilities in the U.S., India, China and Germany and held various other management positions since joining GE in 1989. In 2013, Mr. Donnelly joined the board of directors of Medtronic, Inc.

Kathleen M. Bader	Director Since 2004
Ms. Bader, 63, was President and Chief Executive Officer of NatureWorks LLC, which makes proprietary plastic resins and was formerly known as Cargill Dow LLC, until her retirement in January 2006. Formerly she was a Business President of a $4.2 billion plastics portfolio at the Dow Chemical Company, a diversified chemical company. She joined Dow in 1973 and held various management positions in Dow’s global and North American operations, before becoming Chairman, President and Chief Executive Officer of Cargill Dow LLC, at the time an equal joint venture between Dow and Cargill Incorporated, in February 2004. She assumed the position of President and Chief Executive Officer of NatureWorks in February 2005 following Cargill’s acquisition of Dow’s interest in Cargill Dow. In 2011, Ms. Bader became a director of Tyson Foods, Inc. She previously served as a director of Halliburton Company from 2007 to 2008 and served for seven years on President Bush’s Homeland Security Advisory Council.

R. Kerry Clark	Director Since 2003
Mr. Clark, 61, is the retired Chairman and Chief Executive Officer of Cardinal Health, Inc., a leading provider of services supporting the health care industry. He joined Cardinal Health in April 2006 as President and Chief Executive Officer, became Chairman in November 2007 and retired in September 2009. Prior to joining Cardinal Health he was Vice Chairman of the Board, P&G Family Health, and a director of The Procter and Gamble Company, which markets consumer products in over 140 countries, from 2002-2006. He joined Procter and Gamble in 1974 and served in various key executive positions before becoming Vice Chairman of the Board in 2002, and held that position until leaving the company in April 2006. Mr. Clark became a director of General Mills, Inc. in 2009 and a director of Avnet, Inc. in 2012 and is also a partner and director of Hauser Capital Partners LLC, an investment firm.

James T. Conway	Director Since 2011
Mr. Conway, 66, is a retired General in the United States Marine Corps who served as the 34th Commandant of the Marine Corps from 2006 through his retirement in 2010 and concurrently as a member of the Joint Chiefs of Staff. Prior to being named Commandant, Mr. Conway served as Director of Operations (J-3) on the Joint Chiefs of Staff. Among his previous postings were Commanding General of I Marine Expeditionary Force from 2002 through 2006, which involved two combat tours in Iraq, Commanding General of the 1st Marine Division, and President of the Marine Corps University.

Ivor J. Evans	Director Since 2003
Mr. Evans, 71, was appointed Chairman, Chief Executive Officer and President of Meritor, Inc. in August 2013, after serving as Executive Chairman and Interim Chief Executive Officer and President since May 2013. Mr. Evans served as Vice Chairman of Union Pacific Corporation, one of America’s leading transportation companies until his retirement in March 2005. He joined Union Pacific in 1998 as President and Chief Operating Officer of the Union Pacific Railroad, and became Vice Chairman in January 2004. From 1989 to 1998, he served in various executive positions at Emerson Electric Company, including Senior Vice President, Industrial Components and Equipment. Mr. Evans had served on the board of Meritor, Inc. since 2005 and is also a director of Spirit AeroSystems (since 2005) and Roadrunner Transportation Systems, Inc. (since 2005). Mr. Evans has also been an Operating Partner at HCI Equity Partners (formerly, Thayer | Hidden Creek), a private equity firm, since April 2005. He previously served as a director of Cooper Industries, from 2003 to 2012.

Lawrence K. Fish	Director Since 1999
Mr. Fish, 69, is the retired Chairman and Chief Executive Officer of Citizens Financial Group, Inc., a multi-state bank holding company. He was named Chairman, President and Chief Executive Officer upon joining the bank in 1992 and held that position until relinquishing the title of President in 2005 and the title of Chief Executive Officer in 2007 and retiring in March 2009. Mr. Fish also serves as Chairman of the Board of Directors of Houghton Mifflin Harcourt (since 2010) and as a director of Tiffany & Co. (since 2008) and National Bank Holdings Corporation (since 2010).

Paul E. Gagné	Director Since 1995
Mr. Gagné, 67, is Chairman of Wajax Corporation, a leading Canadian distributor and support service provider of mobile equipment, industrial components and power systems, a position he has held since May 2006. He previously was President and Chief Executive Officer of Avenor Inc., a publicly-traded Canadian forest products company, serving in that capacity from 1991 until November 1997, when he left the company. In 1998, Mr. Gagné joined Kruger Inc., a Canadian privately held producer of paper and tissue, as a consultant in corporate strategic planning, serving in that capacity until December 2002. He has been on the Board of Wajax Corporation since 1996, and he is also a director of CAE Inc. (since 2006). In 2011, Mr. Gagné became a director of Ainsworth Lumber Co. Ltd. He also previously served as a director of Fraser Papers Inc. from 2005 through 2011 and Inmet Mining Corporation from 1996 through 2013.

Dain M. Hancock	Director Since 2005
Mr. Hancock, 72, was Executive Vice President of Lockheed Martin Corporation and President of Lockheed Martin’s Aeronautics Company until his retirement in January 2005. Lockheed Martin is principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services. He joined Lockheed Martin in 1993 as Vice President when Lockheed acquired General Dynamics Corporation’s military aircraft business, with which Mr. Hancock began his industrial career. Mr. Hancock served in various key executive positions before becoming President of Lockheed Martin Tactical Aircraft Systems in 1995 and Executive Vice President of Lockheed Martin Corporation and President of the Aeronautics Company in 2000.

Lord Powell of Bayswater KCMG	Director Since 2001

Lord Powell, 72, previously served as Private Secretary and advisor on foreign affairs and defense to British Prime Ministers Margaret Thatcher and John Major from 1983 to 1991. He is a director of LVMH Moët Hennessy-Louis Vuitton (since 1996), Mandarin Oriental Hotel Group (since 1992), and Hong Kong Land Holdings Limited (since 2008) and was a director of Yell Group (from 2002-2009), of Caterpillar Inc. (from 2001 through 2013) and of Schindler Holding Ltd. (from 2003 through March 2014).

Lloyd G. Trotter	Director Since 2008
Mr. Trotter, 68, is a managing partner of GenNx 360 Capital Partners, a private equity buyout firm focused on industrial business-to-business companies. Mr. Trotter was Vice Chairman of General Electric Company, a diversified technology, media and financial services company, and President and Chief Executive Officer of GE Industrial, one of GE’s principal businesses, a role he assumed in 2006 and held until his retirement in February 2008. Mr. Trotter previously was Executive Vice President of Operations of GE and, from 2004 to 2006, he served as President and Chief Executive Officer of GE Consumer and Industrial, a role he assumed following the 2004 merger of GE’s Consumer Products, Industrial Systems and Supply businesses. He began his GE career in 1970 and held various production, technology and management positions in several GE businesses, before being named a GE Senior Vice President and President and Chief Executive Officer of Industrial Systems in 1998. Mr. Trotter also serves as a director of PepsiCo, Inc. (since 2008) and of Daimler A.G. (since 2009).

James L. Ziemer	Director Since 2007

Mr. Ziemer, 64, was the President and Chief Executive Officer and a director of Harley-Davidson, Inc. until his retirement in April 2009. Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company which design, manufacture and sell motorcycles and related parts and accessories, and Harley-Davidson Financial Services, which provides related financing and insurance. Mr. Ziemer had been a director of Harley-Davidson, Inc. since December 2004 and was named President and Chief Executive Officer in April 2005. He previously served as Vice President and Chief Financial Officer of Harley-Davidson from December 1990 to April 2005 and President of The Harley-Davidson Foundation, Inc. from 1993 to 2006. Mr. Ziemer is also a director of Thor Industries, Inc. (since 2010).

The Board of Directors

Experience, Qualifications, Attributes and Skills

The Board of Directors believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

The Nominating and Corporate Governance Committee is responsible for developing and recommending criteria for director nominees to the Board for approval. All of our current Board members share certain qualifications and attributes consistent with these criteria, which are set forth in the Company’s Corporate Governance Guidelines and Policies and are summarized below under “Board Committees — Nominating and Corporate Governance Committee”. These criteria include possessing specific skills and experience aligned with Textron’s strategic direction and operating challenges and that complement the overall composition of the Board. In addition, each Board member has demonstrated core business competencies, including high achievement and a record of success. All of our Board members are enthusiastic about Textron and devote sufficient time to be fully engaged in their role as a Textron Board member. Finally, all of our directors, other than our current CEO, satisfy the independence standards established by the New York Stock Exchange.

As discussed below, Textron’s directors have experience with businesses that operate in industries in which Textron operates, such as the defense, aviation, manufacturing and finance industries, or that involve skills, such as marketing or product branding, that are integral to Textron’s operations. The following highlights the specific experience, qualifications, attributes and skills of our individual Board members that have led the Nominating and Corporate Governance Committee to conclude that these individuals should continue to serve on our Board:

•

Mr. Donnelly, Textron’s current Chairman, President and CEO, has significant experience, gained in a variety of positions at General Electric and Textron, in the aerospace and defense sector, innovation, manufacturing, sales and marketing, portfolio management, talent development and business processes. Mr. Donnelly brings to the Board first-hand, real-time experience in, and understanding of, Textron operations gained through his service with the Company as Chief Operating Officer and now Chairman, President and CEO.

•

Ms. Bader has significant experience in strategic planning and change management, acquired through her leadership roles at Dow Chemical Company and NatureWorks LLC; she has expertise in managing strategic business process implementation and its attendant cultural transformation within global industrial business environments. She also brings to Textron extensive experience in managing turnarounds, Six Sigma, customer loyalty and employee satisfaction and the expansion of international business.

•

Mr. Clark provides the Board with extensive expertise in establishing brand equity worldwide and extending strategic initiatives globally, developed through his 30-year career at Procter and Gamble, as well as leadership in enhancing customer service and advancing customer relationships. His experience as CEO of Cardinal Health provides additional insight and value in corporate governance, talent development, change management, marketing and business development, and he is an “audit committee financial expert” under the criteria adopted by the Securities and Exchange Commission.

•

Mr. Conway managed significant operating budgets and addressed complex operational and strategic issues in his roles as a senior Marine Corps officer and his positions as Commandant and as a member of the Joint Chiefs of Staff. Mr. Conway’s deep understanding of the U.S. military and broad knowledge of the defense industry and international security issues, combined with his demonstrated leadership and management skills, make him a valuable strategic advisor, especially with respect to our defense businesses.

•

Mr. Evans has extensive experience in several industries in which Textron operates, including the transportation and manufacturing industries. His considerable experience in restructuring and cost containment, developed through his work with Emerson and Union Pacific and now as Chairman, Chief Executive Officer and President of Meritor, Inc., contributes to the Board’s evaluation of the Company’s long-term strategic plans and actions to improve cost productivity. His work at HCI Equity Partners brings to the Textron Board valuable experience and insight in portfolio management, mergers and acquisitions, corporate finance and operations management. Mr. Evans is also an “audit committee financial expert” under the criteria adopted by the Securities and Exchange Commission.

•

Mr. Fish has significant experience in the highest levels of leadership in the financial sector and brings to Textron considerable expertise in banking and commercial finance, corporate governance, corporate finance and the domestic and international financial markets. This experience assists the Board in its oversight of the Company’s finance business and other financial matters of importance to the Company.

•

Mr. Gagné has significant executive management and financial management experience as well as expertise in corporate strategic planning and risk management, gained through his service and leadership roles in a number of business enterprises, including as CEO of Avenor Inc., a Canadian public company. Mr. Gagné provides Textron with a seasoned assessment of Canadian business opportunities and practices and other international business opportunities. He is also an “audit committee financial expert” under the criteria adopted by the Securities and Exchange Commission and brings to the Audit Committee exceptional experience and understanding in the auditing and accounting fields.

•

Mr. Hancock’s extensive expertise in driving and growing business within the highly competitive aerospace and defense arena, developed through his 39-year career at Lockheed Martin and General Dynamics, provides insight to the Board in overseeing Textron’s defense and aerospace businesses. He brings to Textron a deep understanding of working with the Department of Defense (i.e. program management, contracting, international defense markets), as well as aerospace manufacturing and general management.

•

Lord Powell has extensive international business and national security experience garnered through distinguished high-level government service and service in the private sector. He is an expert on many global regions where Textron does business and has keen insight into geopolitical considerations that affect Textron’s efforts to increase its worldwide footprint. He also has a deep understanding of two significant Textron markets: international defense industries and the requirements of governments for equipment and services and has developed significant experience in matters relevant to executive compensation.

•

Mr. Trotter has significant experience through his leadership roles within General Electric, a diversified company with a financial services component in a variety of fields of importance to Textron. He has broad expertise in building powerful brands worldwide, implementing world-class processes and developing talented people. He also has deep knowledge of manufacturing operations, supply chain management and the development of international business opportunities, each of which is important to Textron’s operations.

•

Mr. Ziemer provides the Board with extensive expertise in establishing brand equity worldwide and leadership in fostering outstanding customer satisfaction and loyalty, developed through his 40-year career at Harley-Davidson. Mr. Ziemer’s significant experience with the captive finance business model assists the Board in its oversight of our Textron Financial business, and he is an “audit committee financial expert” under the criteria adopted by the Securities and Exchange Commission.

Meetings and Organization

During 2013, the Board of Directors held six regular meetings. The Board has standing Audit, Nominating and Corporate Governance, and Organization and Compensation committees. Directors are expected to regularly attend Board meetings and meetings of committees on which they serve and also the annual meeting of shareholders. Each director attended at least 75% of the total number of Board and applicable committee meetings. All directors attended the 2013 annual meeting of shareholders.

Corporate Governance

Governance Highlights

Director Independence

• 10 of our 11 directors are independent, with our CEO being the only management director

• Our Audit, Nominating and Corporate Governance and Organization and Compensation Committees are each composed entirely of independent directors

• The independent directors meet regularly in executive session without management present

Board Accountability

• All directors must stand for election annually and be elected by a majority of votes cast in uncontested elections

• Shareholders holding 25% of our outstanding shares may call a special meeting of shareholders

• The number of other public company boards on which our directors may serve is limited

Independent Lead Director

• The independent directors annually designate a director from among the Committee chairs to serve as Lead Director

• The Lead Director is assigned clearly defined and expansive duties

• The Lead Director presides at executive sessions of the independent directors without management present at each regularly scheduled Board meeting

Textron Stock

• We have robust stock ownership requirements for both our directors and our senior executives, all of whom currently meet their respective requirements

• Our executives and our directors are prohibited from hedging or pledging Textron securities

Corporate Governance Guidelines and Policies

Textron’s Corporate Governance Guidelines and Policies, originally adopted in 1996 and most recently revised in July, 2013, meet or exceed the listing standards adopted by the New York Stock Exchange and are posted on Textron’s website, www.textron.com, under “Investor Relations — Corporate Governance/ Corporate Governance Guidelines and Policies,” and are also available in print upon request to Textron’s Secretary.

Code of Ethics

Textron’s Business Conduct Guidelines, originally adopted in 1979 and most recently revised in September 2010, are applicable to all employees of Textron including the principal executive officer, the principal financial officer and the principal accounting officer. The Business Conduct Guidelines are also applicable to directors with respect to their responsibilities as members of the Board of Directors. The Business Conduct Guidelines are posted on Textron’s website, www.textron.com, under “About Textron — Our Commitment — Ethics and Compliance,” and are also available in print upon request to Textron’s Secretary. We intend to post on our website, at the address specified above, any amendments to the Business Conduct Guidelines or the grant of a waiver from a provision of the Business Conduct Guidelines requiring disclosure under applicable Securities and Exchange Commission rules.

Director Independence

The Board of Directors has determined that Ms. Bader, Messrs. Clark, Conway, Evans, Fish, Gagné, Hancock, Trotter and Ziemer and Lord Powell, are independent, as defined under the listing standards of the New York Stock Exchange, based on the criteria set forth in the Textron Corporate Governance Guidelines and Policies which are posted on Textron’s website as described above. In making its determination, the Board examined relationships between directors or their affiliates with Textron and its affiliates and determined that each such relationship did not impair the director’s independence. Specifically, the Board considered the fact that in 2013, the Textron Charitable Trust made a $10,000 donation to Friends of Atlantic Partnership Inc., the sister organization to the Atlantic Partnership for which Lord Powell serves as Chairman and a $20,000 donation to The Marine Corps University Foundation, an organization for which Mr. Conway serves as Chairman, The Board determined that these donations have not compromised either director’s independence as a Textron director.

Other Directorships

Textron’s Corporate Governance Guidelines and Policies limit the number of other public company boards on which non-management directors may serve to five in the case of a director who is not a public company chief executive officer and three in the case of a director who is a chief executive officer of a public company.

Leadership Structure

Historically, as reflected in Textron’s Corporate Governance Guidelines and Policies, the Board has determined that the practice of combining the positions of Chairman of the Board and Chief Executive Officer serves the best interests of Textron and its shareholders. This is because the Board believes that the CEO, with his extensive knowledge of the Company’s businesses and full time focus on the business affairs of the Company, makes a more effective Chairman than an independent director, especially given the size and multi-industry nature of the Company’s business. The Board has committed to review, at least once every two years, whether combining these positions serves the best interests of Textron and its shareholders.

The functions of the Board are carried out by the full Board, and when delegated, by the Board committees, with each director being a full and equal participant. The Board is committed to high standards of corporate governance and its Corporate Governance Guidelines and Policies were designed, in part, to ensure the independence of the Board and include a formal process for the evaluation of CEO performance by all non-management Board members. The evaluation is used by the Organization and Compensation Committee as a basis to recommend the compensation of the CEO. In addition, the Audit Committee, the Nominating and Corporate Governance Committee, and the Organization and Compensation Committee are composed entirely of independent directors. Each of these committees’ charters provides that the committee may seek the counsel of independent advisors and each routinely meets in an executive session without management present. The Board and each of its three principal committees perform an annual self-evaluation.

The independent directors annually designate a director from among the chairs of the Audit Committee, the Nominating and Corporate Governance Committee and the Organization and Compensation Committee to serve as Lead Director. The Lead Director is assigned clearly defined and expansive duties, including (i) presiding at all meetings of the Board at which the Chairman is not present, including all executive sessions of the Board,

(ii) serving, when needed, as liaison between the CEO and the independent directors, (iii) identifying, together with the CEO, key strategic direction and operational issues upon which the Board’s annual core agenda is based, (iv) discussing agenda items and time allocated for agenda items with the CEO prior to each Board meeting, including the authority to make changes and approve the agenda for the meeting, (v) determining the type of information to be provided to the directors for each scheduled Board meeting, (vi) convening additional executive sessions of the Board, (vii) determining to meet with Textron shareholders, as appropriate, after consultation with the CEO and General Counsel, and (viii) such other functions as the Board may direct. Textron’s Corporate Governance Guidelines and Policies also require that the Board meet in executive session for independent directors without management present at each regularly scheduled Board meeting. Textron’s Lead Director presides at such sessions. Additional executive sessions may be convened at any time at the request of a director, and, in such event, the Lead Director presides. During 2013, the independent directors met in executive session without management present during each of the Board’s six meetings. Currently, Lord Powell serves as Lead Director. The Nominating and Corporate Governance Committee reassesses on an annual basis the continuing effectiveness of the role of Lead Director.

Risk Oversight

The Board oversees the Company’s enterprise risk management process. Management reviews the process, including identification of key risks and steps taken to address them, with the full Board on a periodic basis. These reviews occur at an annual dedicated risk management session and as part of the Board’s annual review of the Company’s strategy. Although the full Board is responsible for this oversight function, the Organization and Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee assist the Board in discharging its oversight duties.

The Organization and Compensation Committee reviews risks related to the subject matters enumerated in its charter, including risks associated with the Company’s compensation programs, to provide incentive compensation arrangements for senior executives that do not encourage inappropriate risk taking. The Nominating and Corporate Governance Committee considers risks related to the subject matters for which it is responsible as identified in its charter, including risks associated with corporate governance. Similarly, the Audit Committee discusses with management and the independent auditor, as appropriate, (i) risks related to its duties and responsibilities as described in its charter, (ii) management’s policies and processes for risk assessment and risk management and (iii) in the period between the Board’s risk oversight reviews, management’s evaluation of the Company’s major risks and the steps management has taken or proposes to take to monitor and mitigate such risks.

Accordingly, while each of the three committees contributes to the risk management oversight function by assisting the Board in the manner outlined above, the Board itself remains responsible for the oversight of the Company’s risk management program.

Shareholder Communications to the Board

Shareholders or other interested parties wishing to communicate with the Board of Directors, the Lead Director, the non-management directors as a group or with any individual director may do so by calling (866) 698-6655 (toll-free) or (401) 457-2269, writing to Board of Directors at Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903, or by e-mail to textrondirectors@textron.com. The telephone numbers and addresses are also listed on the Textron website. All communications received via the above methods will be sent to the Board of Directors, the Lead Director, the non-management directors or the specified director.

Compensation of Directors

During 2013, for their service on the Board, non-employee directors were paid an annual retainer of $215,000 ($100,000 of which must be deferred and paid in the form of stock units, as discussed below). The annual retainer is prorated for directors who join the Board during the year. Non-employee directors who served on the Executive Committee or one of the standing committees, other than the Audit Committee, received $1,500 for each committee meeting attended. Non-employee directors who served on the Audit Committee received $2,500 for each committee meeting attended. Textron reimburses each director for his or her expenses in attending Board or committee meetings. The chairs of the Audit Committee, the Nominating and Corporate Governance Committee and the Organization and Compensation Committee received, respectively, an additional $15,000, $10,000 and $12,500, and the Lead Director an additional $15,000.

Textron maintains a Deferred Income Plan for Non-Employee Directors (the “Directors Deferred Income Plan”) under which they can defer all or part of their cash compensation until retirement from the Board. Deferrals are made either into an interest bearing account which bears interest at a monthly rate that is one-twelfth of the greater of 8% and the average for the month of the Moody’s Corporate Bond Yield Index, but in either case, not to exceed a monthly rate equal to 120% of the Applicable Federal Rate as provided under Section 1274(d) of the Internal Revenue Code, or into an account consisting of Textron stock units, which are equivalent in value to Textron common stock. Textron credits dividend equivalents to the stock unit account. Each year, directors are required to defer a minimum of $100,000 of their annual retainer into the stock unit account.

Textron sponsors a Directors Charitable Award Program that was closed to new participants in 2004. Under the program, Textron contributes up to $1,000,000 to the Textron Charitable Trust on behalf of each participating director upon his or her death, and the Trust donates 50% of that amount in accordance with the director’s recommendation among up to five charitable organizations. Payment of the contributions ultimately is recoverable from life insurance policies that Textron maintains on the lives of directors for this purpose. In 2013, Textron paid a total of $57,809 in premiums on the policies insuring our current directors. The directors do not receive any direct financial benefit from this program since the insurance proceeds and charitable deductions accrue solely to Textron. Non-employee directors also are eligible to participate in the Textron Matching Gift Program under which Textron will match contributions of directors and full-time employees to eligible charitable organizations at a 1:1 ratio up to a maximum of $7,500 per year.

Non-employee directors are eligible to receive awards granted under the Textron Inc. 2007 Long-Term Incentive Plan. Other than a one-time grant of restricted stock received upon joining the Board, they currently do not receive any such awards. This grant of restricted stock, in the amount of 2,000 shares, does not vest until the director has completed at least five years of Board service and all successive terms of Board service to which he or she is nominated and elected or in the event of death or disability or a change in control of Textron.

In order to align the financial interests of our directors with the interests of our shareholders, we require that our directors maintain a specified level of stock ownership equal to eight times the portion of their annual retainer payable in cash; toward this end, we require all non-employee directors to defer a minimum of $100,000 of their annual retainer into the stock unit account of the Directors Deferred Income Plan. All directors currently meet the stock ownership requirement which allows them to achieve the required level of ownership over time in the case of directors who have more recently joined the Board. We also have a stock retention policy restricting non-employee directors from transferring stock units or restricted stock while they serve on the Board. In addition, our directors are prohibited from pledging Textron securities as collateral for any loan or holding Textron securities in a margin account.

In December 2013, following a review of the non-employee directors’ compensation and benefits program by the Nominating and Corporate Governance Committee, on recommendation of the committee, the Board determined not to make any modifications to the program for 2014.

Employee directors do not receive fees or other compensation for their service on the Board or its committees.

Director Compensation Table

The following table provides 2013 compensation information for our directors other than Mr. Donnelly, whose compensation is reported in the Summary Compensation Table on page 32.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Kathleen M. Bader	144,324	100,000	20,652	264,976
R. Kerry Clark	133,000	100,000	34,535	267,535
James T. Conway	147,000	100,000	6,000	253,000
Ivor J. Evans	147,000	100,000	32,622	279,622
Lawrence K. Fish	129,176	100,000	10,000	239,176
Paul E. Gagné	153,000	100,000	0	253,000
Dain M. Hancock	153,000	100,000	0	253,000
Lord Powell of Bayswater KCMG	158,106	100,000	0	258,106
Lloyd G. Trotter	132,655	100,000	0	232,655
James L. Ziemer	166,739	100,000	0	266,739

(1)	The amounts in this column represent the grant date fair value of the portion of the director’s annual retainer deferred into the stock unit account under the Directors Deferred Income Plan. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 10 Share-Based Compensation in Textron’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013.

(2)	The amounts in this column represent (i) the cost of life insurance premiums relating to the Directors Charitable Award Program described above for Ms. Bader, Mr. Clark and Mr. Evans; the premiums for Mr. Fish, Mr. Gagné and Lord Powell have been fully paid, and the other directors do not participate in the program because they joined the Board after the program was closed to new participants, (ii) the amount of matching contributions made by the Company on behalf of participating directors pursuant to the Textron Matching Gift Program, which was $7,500 for Ms. Bader, $15,000 for Mr. Clark, $6,000 for Mr. Conway, $7,500 for Mr. Evans and $10,000 for Mr. Fish. Amounts for Mr. Clark and Mr. Fish include contributions paid by Textron in 2013 to match contributions made by these directors in 2012 and 2013.

Board Committees

Executive Committee

Textron’s Board maintains an Executive Committee which has the power, between meetings of the Board of Directors, to exercise all of the powers of the full Board, except as specifically limited by Textron’s Amended and Restated By-Laws and Delaware law. Currently, Mr. Donnelly, Ms. Bader, Mr. Trotter and Mr. Ziemer comprise the Executive Committee, which did not meet during 2013.

Audit Committee

The Audit Committee pursuant to its charter, as amended in December 2012, assists the Board of Directors with its oversight of (i) the integrity of Textron’s financial statements, (ii) Textron’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of Textron’s internal audit function and independent auditor. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of Textron’s independent auditors. A copy of the charter is posted on Textron’s website, www.textron.com, under “Investor Relations — Corporate Governance — Board Committees and Charters,” and is also available in print upon request to Textron’s Secretary. The following six independent directors presently comprise the committee: Mr. Ziemer (Chair), Mr. Clark, Mr. Conway, Mr. Evans, Mr. Gagné and Mr. Hancock. The Board has determined that each member of the committee is independent as defined for audit committee members in the listing standards of the New York Stock Exchange. No member of the committee simultaneously serves on the audit committees of more than three public companies. The Board of Directors has determined that Mr. Clark, Mr. Evans, Mr. Gagné and Mr. Ziemer each are “audit committee financial experts” under the criteria adopted by the Securities and Exchange Commission. During 2013, the committee met ten times and a subcommittee of the Audit Committee met once.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee pursuant to its charter, as amended in December 2012, (i) identifies individuals to become Board members, and recommends that the Board select the director nominees for the next annual meeting of shareholders, (ii) develops and recommends to the Board a set of corporate governance principles applicable to Textron, (iii) oversees the evaluation of the Board and its committees and (iv) makes recommendations on compensation of the Board of Directors. A copy of the committee’s charter is posted on Textron’s website, www.textron.com, under “Investor Relations — Corporate Governance — Board Committees and Charters,” and is also available in print upon request to Textron’s Secretary.

In making its recommendations on director nominees to the Board, the committee will consider suggestions regarding possible candidates from a variety of sources, including shareholders. Nominees suggested by shareholders will be communicated to the committee for consideration in the committee’s selection process. Shareholder-recommended candidates are evaluated using the same criteria used for other candidates. The committee also periodically retains a third-party search firm to assist in the identification and evaluation of candidates. Though the committee does not have a formal policy for considering diversity in identifying nominees for director, it seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives.

Textron’s Amended and Restated By-Laws contain a provision which imposes certain requirements upon nominations for directors made by shareholders at the annual meeting of shareholders or a special meeting of shareholders at which directors are to be elected. Shareholders wishing to nominate an individual for director at the annual meeting must submit timely notice of nomination within the time limits described below under the heading “Shareholder Proposals and Other Matters for 2015 Annual Meeting” on page 50, to the committee, c/o Textron’s Secretary, along with the information described in our By-Laws.

The committee annually reviews the Board of Directors’ composition, the appropriate size of the Board, the results of the review of the Board’s overall performance and the strategy of the Company to determine future requirements for Board members over the next year or two. All candidates are evaluated against those requirements and the criteria for membership to the Board set forth in the Corporate Governance Guidelines and Policies including: (i) exemplary personal ethics and integrity; (ii) specific skills and experience aligned with Textron’s strategic direction and operating challenges and that complement the overall composition of the Board; (iii) core business competencies of high achievement and a record of success; (iv) financial literacy and a history of making good business decisions and exposure to best practices; (v) interpersonal skills that maximize group dynamics, including respect for others; (vi) strong communications skills and confidence to ask tough questions; and (vii) enthusiasm for Textron and sufficient time to be fully engaged. The committee must also take into account our By-Laws which provide that no person shall be elected a director who has attained the age of 75. In addition, the Guidelines and Policies provide that a substantial majority of the Company’s directors must be independent under the standards of the New York Stock Exchange. All recommendations of nominees to the Board by the committee are made solely on the basis of merit.

In making its recommendations on Board compensation, the committee annually reviews the director compensation and benefits program and consults with independent board compensation advisors, as appropriate.

The following five independent directors presently comprise the committee: Ms. Bader (Chair), Mr. Conway, Mr. Evans, Mr. Fish and Lord Powell. The Board of Directors has determined that each member of the committee is independent under the New York Stock Exchange listing standards. During 2013, the committee met three times.

Organization and Compensation Committee

The Organization and Compensation Committee pursuant to its charter, as amended in December 2013, (i) approves compensation arrangements, including merit salary increases and any annual and long-term incentive compensation, with respect to the Chief Executive Officer and other executive officers of the Company; (ii) oversees and, where appropriate, approves compensation arrangements applicable to other corporate officers; (iii) amends any executive compensation plan or nonqualified deferred compensation plan of the Company and its subsidiaries to the same extent that the plan may be amended by the Board; (iv) administers the executive compensation plans and nonqualified deferred compensation plans of the Company and its subsidiaries; (v) approves the Chief Executive Officer’s and other executive officers’ responsibilities and performance against pre-established performance goals; and (vi) plans for the succession of the Company’s management. A copy of the committee’s charter is posted on Textron’s website, www.textron.com, under “Investor Relations — Corporate Governance — Board Committees and Charters,” and is also available in print upon request to Textron’s Secretary. See the Compensation Discussion and Analysis (CD&A), beginning on page 19 for more information on the committee’s processes and the role of management and consultants in determining the form and amount of executive compensation. The following six independent directors presently comprise the committee: Mr. Trotter (Chair), Mr. Clark, Mr. Fish, Mr. Gagné, Mr. Hancock and Lord Powell. The Board of Directors has determined that each member of the committee is independent as defined under the New York Stock Exchange listing standards applicable to compensation committee members. During 2013, the committee met six times.

Compensation Committee Interlocks and Insider Participation

The members of the Organization and Compensation Committee during fiscal year 2013 consisted of Lord Powell, who served as Chair until September 1, 2013, Mr. Clark, Mr. Fish, Mr. Gagné, Mr. Hancock and Mr. Trotter, who served as Chair from September 1, 2013 through year-end. No member of the Organization and Compensation Committee is or has been an executive officer or employee of Textron (or any of its subsidiaries), and no “compensation committee interlocks” existed during fiscal year 2013.

SECURITY OWNERSHIP

The following table sets forth information regarding the beneficial ownership of our common stock as of December 28, 2013, unless otherwise noted, by:

•	Each person or group known by us to own beneficially more than 5% of our common stock;

•	Each of our directors;

•	Each of our named executive officers, as defined under Securities and Exchange Commission rules (“NEOs”); and

•	All of our directors and executive officers as of 2013 year end as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options that are exercisable, or restricted stock units that will vest, within 60 days of December 28, 2013, and shares held for the executive officers by the trustee under the Textron Savings Plan, are considered outstanding and beneficially owned by the person holding the option or unit or participating in the Plan but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned, except in those cases in which the voting or investment power is shared with the trustee or as otherwise noted.

Directors and Executive Officers	Number of Shares of Common Stock		Percent of Class
Kathleen M. Bader	17,907	(1)	*
R. Kerry Clark	7,000	(1)	*
Frank T. Connor	249,952	(2)(3)	*
James T. Conway	2,012	(1)	*
Scott C. Donnelly	854,208	(2)(3)	*
Ivor J. Evans	7,000	(1)	*
Lawrence K. Fish	39,000	(1)	*
Paul E. Gagné	5,208	(1)	*
Dain M. Hancock	2,146	(1)	*
Cheryl H. Johnson	6,810	(2)(3)	*
E. Robert Lupone	15,852	(2)(3)	*
Lord Powell of Bayswater KCMG	2,139	(1)	*
Lloyd G. Trotter	2,088	(1)	*
James L. Ziemer	2,128	(1)	*
All directors and executive officers as a group (14 persons)	1,213,450		*
Beneficial Holders of More than 5%
BlackRock, Inc.(4)	16,878,615		6.1
Capital Research Global Investors(5)	18,256,086		6.6
FMR LLC(6)	17,887,603		6.4
T. Rowe Price Associates, Inc.(7)	29,789,741		10.7
The Vanguard Group, Inc.(8)	18,848,158		6.8

*	Less than 1% of the outstanding shares of common stock.

(1)	Excludes stock units held by our non-employee directors under the Directors Deferred Income Plan that are paid in cash following termination of service as a director, based upon the value of Textron common stock, as follows: Ms. Bader, 46,290 shares; Mr. Clark, 65,281 shares; Mr. Conway, 10,515 shares; Mr. Evans, 53,754 shares; Mr. Fish, 83,114 shares; Mr. Gagné, 89,771 shares; Mr. Hancock, 80,316 shares; Lord Powell, 48,087 shares; Mr. Trotter 65,002 shares; and Mr. Ziemer, 55,122 shares.

(2)	Includes the following shares obtainable within 60 days of December 28, 2013, upon the exercise of stock options: Mr. Connor, 240,847 shares; Mr. Donnelly, 748,192 shares; Ms. Johnson, 4,363 shares; Mr. Lupone, 15,000 shares; and all directors and executive officers as of 2013 year end as a group, 1,008,402 shares.

(3)	Excludes (i) stock units held under non-qualified deferred compensation plans that are paid in cash, based upon the value of Textron common stock, as follows: Mr. Connor, 3,697 shares; Mr. Donnelly, 7,609 shares; and Mr. Lupone, 1,025 shares (ii) RSUs payable in cash, based upon the value of Textron common stock, as follows: Mr. Connor, 26,450 shares; Mr. Donnelly, 52,925 shares; and Ms. Johnson, 3,566 shares; (iii) unvested RSUs payable in stock, as follows: Mr. Connor, 73,909 shares; Mr. Donnelly, 257,708 shares; Ms. Johnson, 20,858 shares; and Mr. Lupone, 57,618 shares; (iv) unvested PSUs that are paid in cash when earned and valued based upon the value of Textron common stock, as follows: Mr. Connor, 96,986 shares; Mr. Donnelly, 322,091 shares; Ms. Johnson, 8,626 shares; and Mr. Lupone, 47,316 shares.

(4)

Based on information disclosed in Schedule 13G filed by BlackRock, Inc. on February 4, 2014. According to this filing, BlackRock, Inc., through its various entities, beneficially owns these shares and has sole power to dispose of or direct the disposition of 16,831,911 of these shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)	Based on information disclosed in Schedule 13G filed by Capital Research Global Investors, a division of Capital Research and Management Company (CRMC), on February 13, 2014. According to this filing, Capital Research Global Investors is deemed to beneficially own these shares and have sole power to dispose of or direct the disposition of these shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research Global Investors disclaims beneficial ownership of these shares. The address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(6)	Based on information disclosed in Amendment No. 9 to Schedule 13G filed by FMR LLC, Edward C. Johnson 3d and Fidelity Management & Research Company on February 14, 2014. According to this filing, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, beneficially owns 11,634,713 shares of Textron common stock as a result of acting as investment advisor to various investment companies (the “Funds”) with the power to direct the voting of those shares held by the Boards of Trustees of the Funds; Fidelity SelectCo, LLC, a wholly-owned subsidiary of FMR, LLC, beneficially owns 1,952,660 of these shares; Fidelity Management Trust Company, a wholly-owned subsidiary of FMR LLC, beneficially owns 88,769 of these shares; Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC, beneficially owns 8,466 of these shares; Pyramis Global Advisors Trust Company, a wholly-owned subsidiary of FMR LLC, beneficially owns 45,059 of these shares. Pyramis Global Advisors, LLC, a wholly-owned subsidiary of FMR LLC, beneficially owns 497,170 of these shares, and FIL Limited beneficially owns 3,660,766 of these shares. Edward C. Johnson 3d and FMR LLC, through their control of the subsidiaries of FMR LLC and related entities, have the sole power to dispose of or direct the disposition of all 17,887,603 shares and the sole power to vote or direct the voting of 3,939,842 of these shares. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(7)	Based on information disclosed in Amendment No. 4 to Schedule 13G filed by T. Rowe Price Associates, Inc. on February 13, 2014. According to this filing, T. Rowe Price Associates, Inc., in its capacity as investment adviser for various individual and institutional investors, is deemed to beneficially own these shares as to which it has sole dispositive power and, with respect to 7,357,921 of these shares, sole voting power; however, T. Rowe Price Associates, Inc. expressly disclaims such beneficial ownership. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(8)	Based on information disclosed in Amendment No. 2 to Schedule 13G filed by The Vanguard Group, Inc. on February 12, 2014. According to this filing, The Vanguard Group, Inc. beneficially owns these shares and has sole power to dispose of or direct the disposition of 18,428,897 of these shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 356,409 shares, as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 165,710 shares as a result of its serving as investment manager of Australian investment offerings. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Textron’s directors, executive officers and controller to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and to provide copies of such reports to Textron. As an administrative matter, Textron assists its reporting persons in fulfilling their responsibilities to prepare and file reports pursuant to Section 16(a), including with respect to making determinations on the availability of exemptions from reporting.

Based solely upon a review of copies of such reports and written representations of the reporting persons, to our knowledge, during the 2013 fiscal year, all such reporting persons timely filed all of the reports they were required to file under Section 16(a).

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report on its activities:

The committee reviewed and discussed the audited consolidated financial statements and the related schedule in the Annual Report referred to below with management. The committee also reviewed with management and the independent registered public accounting firm (the “independent auditors”) the reasonableness of significant judgments and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee by applicable requirements of the Public Company Accounting Oversight Board. In addition, the committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the audit committee concerning independence, and considered the possible effect of non-audit services on the auditors’ independence.

The committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits and met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal controls over financial reporting, and the overall quality of the Company’s financial reporting. The committee also reviewed the Company’s compliance program. Ten committee meetings were held during the year.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited consolidated financial statements and the related schedule be included in the Annual Report on Form 10-K for the fiscal year ended December 28, 2013, to be filed with the Securities and Exchange Commission. The committee also reported to the Board that it had selected Ernst & Young LLP as the Company’s independent auditors for 2014, and recommended that this selection be submitted to the shareholders for ratification. In determining whether to reappoint Ernst & Young LLP as the Company’s independent auditor, the committee took into consideration a number of factors, including the quality of the committee’s ongoing discussions with Ernst & Young LLP and an assessment of the professional qualifications and past performance of the lead audit partner and Ernst & Young LLP.

JAMES L. ZIEMER, CHAIR

R. KERRY CLARK

JAMES T. CONWAY

IVOR J. EVANS

PAUL E. GAGNÉ

DAIN M. HANCOCK

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee of the Board of Directors has furnished the following report:

The committee reviewed the Compensation Discussion and Analysis to be included in Textron’s 2014 proxy statement and discussed that Analysis with management.

Based on its review and discussions with management, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Textron’s 2014 proxy statement and Textron’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013.

This report is submitted by the Organization and Compensation Committee.

LLOYD G. TROTTER, CHAIR

R. KERRY CLARK

LAWRENCE K. FISH

PAUL E. GAGNÉ

DAIN M. HANCOCK

LORD POWELL OF BAYSWATER KCMG

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Business Overview

Textron’s 2013 revenues of $12.1 billion were down $133 million from 2012, primarily reflecting continuing softness in the business jet market. Similarly, 2013 diluted earnings per share from continuing operations of $1.75 were down from $1.97 in 2012. We generated $658 million in cash from Manufacturing operating activities in 2013 on $914 million in Manufacturing segment profit, down from $958 million in cash from Manufacturing operating activities in 2012 on $1.1 billion in Manufacturing segment profit. Manufacturing cash flow before pension contributions was $256 million, compared to $793 million in 2012. Segment profit for our Finance segment was $49 million in 2013, down from $64 million in 2012.

Despite these challenges, we had a significant number of accomplishments during the year that we expect to contribute to growth in shareholder value as follows:

•

Invested $651 million in research and development costs, a 12% increase over the prior year, demonstrating our commitment to expanding our current product lines across all of our businesses. As a result, we brought new products to market in many of our businesses, including the certification of two new models of Cessna aircraft, the Citation M2 and the Sovereign+ jet.

•

Acquired six companies, including two flight simulation and aircraft training product companies for the Textron Systems segment, two companies to augment our Greenlee business in the Industrial segment and two service centers at Cessna for aggregate cash payments of $196 million. We also announced an agreement to acquire Beech Holdings, LLC, the parent of Beechcraft Corporation, which should significantly expand our general aviation business with the addition of Beechcraft products and services. The transaction is expected to close during the first quarter of 2014, subject to closing conditions, including regulatory approvals.

•	Made $204 million in contributions to our pension plans and ended the year with an unfunded pension plan liability of $199 million, compared to $1.3 billion at the end of 2012.

•	Reduced our debt-to-capital, net of cash ratio to 15% from 24% in 2012, with consolidated net debt ending the year at $1.98 billion, down $598 million from the end of 2012.

Executive Compensation Highlights

After a review of our executive compensation and retirement programs in 2013 and 2014, the Organization and Compensation Committee (the “Committee”) approved certain changes for long-term incentive awards granted on or after March 1, 2014 in order to keep pace with evolving best practices, including the following:

•

changed future long-term incentive compensation awards from having a single trigger change in control provision to having a double trigger provision so that awards will vest upon a change in control only if an involuntary termination or a termination by the executive for good reason occurs within 2 years of the change in control;

•	eliminated the 10% premium on amounts deferred into the stock unit account under the Deferred Income Plan for Textron Executives.

Compensation Philosophy

Textron’s compensation philosophy is to establish target total pay with reference to a talent peer group and to tie a substantial portion of our executives’ compensation to performance against objective business goals and stock price performance. This approach helps us to recruit and retain talented executives, incentivizes our executives to achieve desired business goals and aligns their interests with the interests of our shareholders.

Total pay for Textron executives consists of a base salary, plus participation in both an annual incentive compensation program and a long-term incentive compensation program. Our annual incentive compensation program is designed to reward performance against annual business goals established by the Committee at the beginning of each year and is payable in cash. Our long-term incentive compensation program is designed to reward both absolute and relative performance over a multi-year period. Absolute performance is based on achieving objective performance goals set at the beginning of each year of the incentive period by the Committee. Since 2012, the Committee has measured relative performance by comparing total shareholder return (TSR) against our performance peer companies. The long-term incentive compensation program payout is linked to stock price through awards in the form of stock options, restricted stock units and performance share units payable in cash based upon our stock price. Because a substantial portion of target total pay for our executives is in the form of long-term incentives which are directly linked to stock price (76% for our CEO and 56% for our other executive officers), actual realized pay of our executives closely tracks Textron’s TSR.

2013 Compensation

The two main performance goals set by the Committee for 2013 — applicable to our annual incentive compensation program as well as to the performance share units (“PSUs”) under our long-term incentive compensation program — focused on profitability and cash efficiency, which were key business priorities for Textron in 2013. The profitability target focused executives on delivery of segment profit in each of our manufacturing segments plus net operating profit in our captive finance operations. The cash efficiency target focused executives on manufacturing cash flow, in order to improve operational efficiency and strengthen the balance sheet. Performance targets for 2013 required improvement in most areas of measured performance from the prior year and were challenging in light of uncertain global economic and market conditions.

For 2013, the annual incentive compensation program paid out at 42.9% of target for our executives, reflecting below target performance. PSUs awarded for the 2011-2013 performance cycle were subject to business goals set annually by the Committee during the three-year performance period. Performance against these goals resulted in a multiplier of 93.7% of the number of PSUs granted.

Overview and Objectives of Executive Compensation Program

The objectives of Textron’s compensation program for executive officers are:

•	Supporting world class performance

•	Attracting and retaining high-performing talent

•	Focusing executives on delivering balanced performance by providing (i) both cash and equity incentives and (ii) both short-term and long-term incentives

•	Aligning executive compensation with shareholder value

To achieve these objectives the Committee uses the following five guidelines for designing and implementing executive compensation programs at Textron:

•	First, target total pay should be set in reference to the median target total pay of a talent peer group

•	Second, incentive compensation should pay higher when Textron performs well and lower if Textron performs poorly

•	Third, performance goals should align interests of executives with long-term interests of shareholders

•	Fourth, compensation programs should not put the Company at undue risk

•	Fifth, indirect compensation should provide the same level of benefits given to other salaried employees

Target Pay

How Does the Committee Set Target Pay?

Target total pay consists of three elements (i) base salary, (ii) target annual incentive compensation and (iii) target long-term incentive compensation. In setting target pay, the Committee addresses each element as follows:

Element of Target Pay	Setting Target Pay	Supporting Executive Compensation Program Objectives
Base Salary	With reference to a talent peer group median based on individual responsibilities, complexity of position versus that of the market benchmarks, performance, experience, and future potential	Attracting and retaining high- performing talent
Target Annual Incentive Compensation	Using the criteria for base pay above and expressed as a percentage of salary	Focusing executives on addressing short-term business needs and improving results from one year to the next
Target Long-Term Incentive Compensation	Using the criteria for base pay above and expressed as a percentage of salary	Aligning executive compensation with long-term shareholder value and improving long-term operating and stock price performance

The Committee references a “talent” peer group of companies, recommended by its independent compensation consultant and approved by the Committee, as part of its process in establishing target pay for each named executive officer (“NEO”). The Committee believes that complexity and size are the most important factors in establishing this group of companies to provide appropriate references for target pay levels, with industry playing a secondary role. In addition to market cap and enterprise value, as well as availability of information in the compensation survey database, selection criteria for the talent peer group for 2013 included:

•	Publicly-traded companies that are headquartered in the U.S.

•	Revenue of approximately $5 billion to $35 billion with at least 10% from outside the U.S.

•	Median revenue for peer group approximates Textron’s revenue

•	Revenue in the aerospace/defense, technology/engineering, and/or general manufacturing sectors

The table below lists the 2013 talent peer group companies and Textron showing fiscal 2012 revenues. The 2013 talent peer group was referenced in setting target pay for 2014.

2013 Talent Peer Group

($ in millions)

Company Name	Industry	2012 Revenue
Honeywell International Inc.	Aerospace/Defense	$37,665
General Dynamics Corporation	Aerospace/Defense	$31,513
Northrop Grumman Corporation	Aerospace/Defense	$25,218
Emerson Electric Co.	Technology/Engineering	$24,412
Illinois Tool Works Inc.	General Manufacturing	$17,924
TRW Automotive Holdings Corp.	Automotive	$16,444
Eaton Corporation plc	General Manufacturing	$16,311
Ingersoll-Rand plc	General Manufacturing	$14,035
L-3 Communications Holdings, Inc.	Aerospace/Defense	$13,146
Parker Hannifin Corporation	General Manufacturing	$13,146
Oshkosh Corporation	General Manufacturing	$8,181
KBR, Inc.	Technology/Engineering	$7,921
Terex Corporation	General Manufacturing	$7,348
BorgWarner Inc.	Automotive	$7,183
Visteon Corporation	Automotive	$6,857
Federal-Mogul Corporation	Automotive	$6,664
Rockwell Automation, Inc.	Technology/Engineering	$6,259
Exelis Inc.	Aerospace/Defense	$5,522
Spirit AeroSystems Holdings, Inc.	Aerospace/Defense	$5,398
Rockwell Collins, Inc.	Aerospace/Defense	$4,726
75th Percentile	Aerospace/Defense	$16,814
Median		$10,663
25th Percentile		$6,809
Textron Inc.		$12,237
Textron Percentile Rank		52%

The 2012 talent peer group (as disclosed in last year’s proxy statement) was used to set target pay for 2013. Three companies, Cooper Industries plc, 3M Company, and TE Connectivity Ltd., were removed from that year’s talent peer group to create the 2013 talent peer group (used to set target 2014 pay), as recommended by the Committee’s independent compensation consultant, as a result of corporate transactions and other business changes. Added to the 2013 talent peer group were BorgWarner Inc., Ingersoll-Rand plc, and Illinois Tool Works Inc.

How Did the Committee Make Compensation Decisions?

Prior to making decisions on compensation, the Committee reviewed historical compensation data for each NEO, which reflect the potential share-derived wealth, accumulated retirement benefits, potential payouts of stock-based compensation, including stock ownership and the proportion of cash versus non-cash compensation. Additionally, the CEO provided input into compensation decisions for NEOs other than himself, including his assessment of each individual’s responsibilities and performance, the complexity of their position against market benchmarks, and their experience and future potential. In setting 2013 target pay, the Committee increased the target pay of the CEO, CFO and the General Counsel, increasing each element of target pay by approximately 10% for Mr. Donnelly, approximately 7% for Mr. Connor and approximately 5% for Mr. Lupone. These increases reflect performance of the individuals and the Company during 2012, and the Committee’s intent to move Mr. Donnelly closer to market median for the talent peer group of companies. Ms. Johnson did not receive an increase due to the limited time she had served in her new role.

What is the Target Pay for Our Executives?

The following chart and table shows 2013 compensation targets for Textron’s CEO:

Name	Position	Base	Short-term Incentive	Long-Term Incentive	Target Total Pay
Scott C. Donnelly	CEO	$1,080,000	120% of Salary ($1,296,000)	713% of salary ($7,700,000)	$10,076,000

Mix of Target Pay		11%	13%	76%	100%

The following chart and table shows 2013 compensation targets for Textron’s other NEOs:

Name	Position	Base	Short-term Incentive	Long-Term Incentive	Target Total Pay
Frank T. Connor	CFO	$800,000	85% of salary ($680,000)	285% of salary ($2,280,000)	$3,760,000

E. Robert Lupone	General Counsel	630,000	75% of salary (472,500)	175% of salary (1,102,500)	2,205,000

Cheryl H. Johnson	EVP, HR	300,000	60% of salary (180,000)	150% of salary (450,000)	930,000

Average Mix of Target Pay		25%	19%	56%	100%

Incentive Compensation

How Does Our Incentive Compensation Work?

Annual Incentive — the target annual incentive compensation and goals are set in the first quarter of each year, and the payout is determined after the end of the year based on Textron’s level of achievement against the performance goals. The performance goals for our executive officers are enterprise-wide goals that aggregate the separate goals for each of our business units which are set to focus the businesses on achieving profitability and generating cash flow consistent with expected market conditions. The Committee also believes that some discretion should be used from time to time based on the Committee’s and Board’s judgment of management’s performance; it therefore reserves the ability to exercise discretion in determining annual incentive compensation payouts.

Long-Term Incentive — long-term incentive (“LTI”) awards made in 2013 included stock options (30%), restricted stock units (30%) and PSUs (40%). The mix of LTI awards balances executive focus on increasing Company stock price, remaining with Textron as awards vest, and meeting performance goals established by the Committee. While the value of all award types is tied to our future performance, each has its own characteristics and benefits for incentivizing desired behaviors as follows:

•	Stock Options (30% of LTI) — these awards provide value only if the stock price goes up during the term of the option, providing a direct incentive to increase our stock price.

•

Restricted Stock Units (RSUs) (30% of LTI) — these awards constitute the right to receive one share of common stock for each RSU upon vesting. The final award value of RSUs will be higher or lower than the grant value depending on the change in stock price over the vesting period. The Committee believes this award type helps retain executives because RSUs have value upon vesting regardless of stock price.

•

Performance Share Units (PSUs) (40% of LTI) — these awards span a three-year performance period with vesting at the end of the third fiscal year. Executives may earn from 0% to 150% of the units originally granted based upon the achievement of performance goals set by the Committee for each year of the performance period with each unit valued based on the price of one share of our common stock, incentivizing the achievement of company performance goals over a sustained period in order to build shareholder value faster than peers. PSU awards made in 2013, like 2012, are also subject to a discretionary TSR modifier that can decrease, but not increase, the payout by up to -40% based on Textron’s 3-year TSR compared to our performance peer group.

Performance Analysis

Which Companies Does the Committee Use to Compare Our Performance?

The table below shows the list of performance peer group companies; checkmarks in the columns under Textron’s manufacturing segments mean that the peer company competes in some way, or operates in similar industries, with that segment.

2013 Performance Peer Group

Peer Company	Fiscal 2012 Revenue	Bell	Cessna	Industrial	Systems
The Boeing Company	$81,698	✓	✓		✓
United Technologies Corporation	57,708	✓	✓	✓	✓
Lockheed Martin Corporation	47,182	✓			✓
Johnson Controls, Inc.	41,955			✓
Honeywell International Inc.	37,665	✓	✓	✓	✓
Deere & Company	36,157			✓
General Dynamics Corporation	31,513	✓	✓		✓
Northrop Grumman Corporation	25,218				✓
Raytheon Company	24,414				✓
Eaton Corporation plc	16,311			✓	✓
Ingersoll-Rand plc	14,035			✓
L-3 Communications Holdings, Inc.	13,146	✓			✓
Kubota Corporation	12,766			✓
Exelis Inc.	5,522				✓
Spirit AeroSystems Holdings, Inc.	5,398	✓	✓
Rockwell Collins, Inc.	4,726	✓	✓		✓
Alliant Techsystems Inc.	4,613				✓
Textron Inc.	12,237

The 2012 performance peer group (which did not change in 2013) was used for the Committee’s annual incentive compensation and performance analysis.

Does Pay Reflect Performance?

Performance goals for the 2013 annual incentive compensation program and PSUs under the long-term incentive compensation program largely focused on profitability and cash efficiency with additional goals related to the non-captive finance business and workforce diversity. The profitability target focused executives on delivery of segment profit in each of our manufacturing segments, plus net operating profit in our captive finance operations. The cash efficiency target focused executives on manufacturing cash flow, in order to improve operational efficiency and strengthen the balance sheet. The non-captive finance business target was maintained from previous years with a reduced component weighting as we complete the exit of our non-captive finance business. The diversity metric was maintained from prior years to continue the Company’s focus on having a diverse employee profile.

The Committee believes that a pay for performance analysis should compare Company performance vs. peer performance over the time period an incentive is earned: one year for annual incentive compensation and three years for PSUs. Because stock prices are too volatile over any isolated 12-month period, the Committee believes that the appropriate way to compare performance among companies for annual incentive compensation purposes is to compare operating metrics. However, the Committee believes that the appropriate way to compare performance among companies for Textron’s PSUs is using TSR because changes in stock price over three years is enough time to reflect fundamental changes in performance.

The Committee reviewed the Company’s performance compared to the performance peer group described above to assess the effectiveness of our incentive compensation design. The Committee found that annual incentives were appropriately aligned with operating performance in 2012 (the Committee will review 2013 pay for performance once peer data is available) and PSUs were appropriately aligned with total shareholder return from 2011 to 2013.

Annual Incentive Compensation Payouts and Performance Analysis

The Committee established the weighting for the 2013 annual incentive performance goals described above as 60% earnings, 30% cash efficiency, 5% non-captive finance business and 5% workforce diversity. Performance targets for 2013 required improvement in most areas of measured performance from the prior year and were challenging in light of uncertain global economic and market conditions. Payouts for each individual could range from 0% to 200% of target based on performance. The formula for determining 2013 annual incentive compensation for executive officers, and the resulting percentage earned, is detailed below:

2013 Annual Incentive Compensation Calculation

($ in millions)

	Threshold	Target	Maximum	Actual Achievement	Component Weighting	Component Payout(1)
Earnings — Manufacturing and Captive Finance Operations(2)	$835	$1,157	$1,515	$936	60.0%	18.9%
Cash Efficiency — Manufacturing(3)	95	481	894	256	30.0	12.5
Non-Captive Finance Business(4)
Earnings	-15	0	15	27	1.6	3.3
Liquidation	200	260	320	329	1.7	3.4
Expense	30	20	10	22	1.6	1.3
Improvement in Workforce Diversity	-1.0%	1.0%	3.0%	0.4%	5.0	3.5

Total Award % Earned						42.9%

(1)	Results below “threshold” earn 0%; results at “target” earn 100%; results at “maximum” earn 200%, and results between threshold and target or target and maximum earn a prorated percentage.

(2)	The earnings target was a non-GAAP measure defined as segment profit of our manufacturing segments, plus net operating profit of our captive finance operations.

(3)	Our manufacturing cash efficiency metric is defined as manufacturing cash flow before pension contributions, which is a non-GAAP measure that adjusts net cash from operating activities of continuing operations for dividends received from, and capital contributions made to Textron Financial Corporation (TFC), capital expenditures, proceeds from the sale of property, plant and equipment and contributions to our pension plans.

(4)	The non-captive finance business metric included three components: (i) an earnings component with a target of break-even; (ii) a liquidation component with a target of reducing Finance segment receivables by $260 million; and (iii) an expense component with a target of $20 million.

At its January 2014 meeting, the Committee discussed the annual incentive compensation awards to be paid to the NEOs for the 2013 performance period and considered input from the full Board. The Committee concluded that the calculated payouts appropriately awarded the Company’s performance for 2013 and approved the payouts as calculated above.

Annual incentive compensation targets and payouts for 2011, 2012 and 2013 for each NEO are shown below:

		2011		2012		2013
Name	Position	Target	Payout	Target	Payout	Target	Payout
Scott C. Donnelly	CEO	$1,200,000	$1,402,800	$1,200,000	$1,187,000	$1,296,000	$556,000
Frank T. Connor	CFO	637,500	745,238	637,500	630,000	680,000	292,000
E. Robert Lupone	General Counsel	N/A	N/A	450,000	445,000	472,500	203,000
Cheryl H. Johnson	EVP, HR	N/A	N/A	180,000	178,000	180,000	77,000

To validate the effectiveness of the annual incentive compensation program, the Committee examines historic annual incentive payouts compared to Textron’s annual operating performance relative to the performance of peer companies in the performance peer group. While exactly comparable metrics are not available for peer companies, indicative comparisons can be made using publicly-reported GAAP data. The chart below shows how annual incentive payouts for 2011 and 2012 aligned with performance relative to Textron’s performance peer group (shown as blue boxes below). The Committee will perform a similar comparison for 2013 when complete peer financial results become available.

Change in Textron Cash Flow and Net Operating Profit compared to Peers, 2011-2012

Note: year-over-year change in cash flow is the change in GAAP-reported “cash from operating activities”; year-over-year change in net operating profit is the change in GAAP-reported “income from continuing operations before income taxes.” Textron’s income from continuing operations before income taxes has been adjusted for certain nonrecurring and/or unusual items.

The above chart demonstrates the directional link between annual incentive compensation payouts and performance as follows:

•	For 2011, one metric was between the 50th and 75th percentiles and one metric was significantly above the 75th percentile.

•	For 2011, the payouts were above target.

•	For 2012, one metric was between the 25th and 50th percentiles and one metric was significantly above the 75th percentile.

•	For 2012, the payouts were just below target.

Performance Share Unit Payouts and Performance Analysis

Payouts for the 2011-2013 PSU cycle are based upon performance for each of the annual periods within the 2011-2013 cycle against performance goals, which are consistent with those set for annual incentive compensation purposes, set for three one-year performance periods, weighted equally. The calculation for determining the payout to executive officers for the 2011-2013 PSU cycle, and the resulting percentage earned, is detailed below:

2011-2013 Performance Share Unit Calculation

($ in millions)

Metric	2011					2012					2013
	Min	Tgt	Max	Result	Payout	Min	Target	Max	Result	Payout	Min	Target	Max	Result	Payout
Earnings — Manufacturing and Captive Finance Operations	$667	$929	$1,229	$967	53.1%	$843	$1,148	$1,606	$1,097	55.0%	$835	$1,157	$1,515	$936	39.4%
Cash Efficiency — Manufacturing	277	614	1,042	750	29.0	415	707	1,150	793	32.9	95	481	894	256	24.8
Non-Captive Finance Business					28.1					12.3					6.5
Earnings	-167	-139	-111	-144		-15	0	15	35		-15	0	15
Liquidation	674	843	1,012	1,336		328	428	528	937		200	260	320
Expense	290	242	194	245		48	38	28	45		30	20	10
Total Earned for Year					110.2%					100.2%					70.7%

Units Earned as % of Original Award:								93.7%

For the first year of the 2011-2013 performance cycle, weightings for the metrics described above were 50% earnings-related and 50% cash efficiency-related; weightings for the second and third year of the cycle were 60% earnings-related and 40% cash efficiency-related. The performance metrics for 2013 are described in more detail above and for previous years are described in the proxy statement for the applicable year. Payouts for each individual could range from 0% to 150% of target based on performance.

As mentioned above, for Stock Options and Restricted Stock Units, the Committee believes the inherent design of payouts directly related to change in stock price automatically results in appropriate pay for performance. To validate that the Company’s PSU awards link pay to performance, the Committee examined PSU payouts at Textron in light of Textron’s TSR compared to its peer companies. Two measures impact PSU payouts: (i) the number of units earned is based on Textron’s performance against operating metrics and (ii) the value of each unit earned is based on Textron’s stock price. The tables below show the 2013 PSU awards and associated payouts by executive in terms of both units and value. The Committee has evaluated the results on the basis of both relative performance (TSR performance vs. peers) and absolute performance (change in stock price).

Units and Value Awarded and Earned for Period

	Position	2011-2013 Units		2011-2013 Value
Name[1]		Original Award	Units Paid	Original Award[2]	Final Payout
Scott C. Donnelly	CEO	114,365	107,160	$3,002,000	$3,854,867
Frank T. Connor	CFO	34,930	32,729	$917,000	$1,177,396

(1)	Mr. Lupone and Ms. Johnson did not receive a PSU award in 2011 and therefore were not eligible for a payout.

(2)	Value on date of grant as reported in the Grants of Plan-Based Awards table in the proxy statement.

•

Relative Performance. The table above shows that the number of units earned by executives was below target, commensurate with Textron’s TSR between 25th and 50th percentile of our performance peer group during the 3-year period 2011 through 2013, as is reflected in the chart below.

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Absolute Performance. The table above shows that the value of the final payouts made to executives at the end of the performance period was above the original award, commensurate with Textron’s increase in stock price from 2011 through 2013, as is reflected in the chart below.

The chart below shows that final payouts as a percentage of original award value are appropriately linked to Textron’s TSR performance.

3-Year TSR Performance and PSU Payout Value Percentage

*	Includes value of PCUs (performance-based long-term incentive award vesting over three years with each unit valued at $1).

Additional Compensation Information

Risks Related to Compensation

At each meeting, the Committee discusses potential risks associated with the compensation programs at Textron. During 2013, the Committee addressed different elements of risk pursuant to a calendar agreed at the beginning of the year. The Committee strives to set compensation policies which do not encourage excessive risk-taking by senior executives which could endanger the Company. During 2013, the Committee completed a full review of managing risk within the compensation programs. This annual review helps the Committee to structure executive compensation programs that are designed to avoid exposing the Company to unwarranted risk.

Indirect Compensation

As mentioned above, Textron provides certain indirect compensation programs (such as retirement/death benefits) that are designed to provide to NEOs the same level of benefits provided to non-executive officers and, in most cases, all salaried employees. Certain of these programs provide benefits over any caps mandated by government regulations, including:

•

Textron Spillover Pension Plan:    Non-qualified benefit plan to make up for IRS limits to qualified pension plans and, in the case of Mr. Donnelly, to provide a “wrap-around” pension benefit which takes into account his final average compensation with Textron and his combined service with Textron and GE and reduces this benefit by the amount of any other pension benefits which he is eligible to receive under Textron and GE pension plans.

•	Textron Spillover Savings Plan: Non-qualified benefit plan to make up for IRS limits to qualified savings plans.

Textron provides a program to executives which benefits them by allowing for tax planning and also benefits the Company, in that cash payments by the Company are delayed:

•	Deferred Income Plan for Textron Executives: Non-qualified plan that allows participants to defer compensation.

2013 Say-on-Pay Advisory Vote on Executive Compensation

At our 2013 annual meeting, shareholders expressed substantial support for the compensation of our NEOs, with approximately 91% of the votes cast for approval of the say-on-pay advisory vote on executive compensation. The Committee evaluated the results of the 2013 advisory vote at its July meeting. After considering many other factors in evaluating Textron’s executive compensation programs as discussed in this Compensation Discussion and Analysis, the Committee made no changes to our executive compensation program and policies as a result of the 2013 say-on-pay advisory vote.

However, after reviewing our executive compensation program during 2013 and 2014, in February 2014 the Committee approved certain changes for long-term incentive awards granted on or after March 1, 2014 in order to keep pace with evolving best practices, including changing future LTI awards from having a single trigger change in control provision to having a double trigger provision so that awards will vest upon a change in control only if an involuntary termination or a termination by the executive for good reason occurs within 2 years of the change in control.

Role of Independent Compensation Consultant

Under its charter, the Committee has the authority to retain outside consultants or advisors as it deems necessary to provide desired expertise and counsel. In 2013, the Committee engaged the services of Pay Governance LLC as its compensation consultant. Pay Governance reports directly and exclusively to the Committee and provides advice regarding current and emerging best practices with regard to executive compensation. A representative from Pay Governance attended each of the six Committee meetings in 2013. Pay Governance LLC does not provide any other services to the Committee or the Company. The Committee has determined that Pay Governance LLC is independent and that the work of Pay Governance LLC with the Committee for fiscal 2013 has not raised any conflict of interest.

Stock Ownership Requirements

One objective of our executive compensation program is to align the financial interests of our NEOs with the interests of our shareholders. As a result, we require that senior executives accumulate and maintain a minimum level of stock ownership in the Company, which may be achieved through direct ownership of shares, Textron Savings Plan shares, unvested restricted stock units, and vested/unvested share equivalents in Textron compensation and benefit plans. Minimum ownership levels are expressed as a multiple of base salary as follows: five times for the CEO, and three times for other NEOs. New executive officers are given five years to reach their required ownership level. All NEOs currently meet their respective stock ownership requirements or are within their initial five year period.

Certain Restrictions

Our executives, including our NEOs, are prohibited from engaging in short sales of Textron securities and from engaging in transactions in publicly-traded options, such as puts, calls and other derivative securities based on Textron’s securities including any hedging, monetization or similar transactions designed to decrease the risks associated with holding Textron securities such as zero-cost collars and forward sales contracts. In addition, our NEOs are prohibited from pledging Textron securities as collateral for any loan or holding Textron securities in a margin account.

Clawback Policy

The Company’s long-term incentive award agreements provide that an executive who violates the noncompetition provisions of the award during employment or within two years after termination of employment with the Company forfeits future rights under the award and must repay the Company value received during the period beginning 180 days prior to the earlier of termination or the date the violation occurred. In addition, the Company is subject to the “clawback” provisions of Section 304 of the Sarbanes-Oxley Act of 2002 which generally requires public company chief executive officers and chief financial officers to disgorge bonuses, other incentive- or equity-based compensation, and profits on sales of company stock that they receive within the 12-month period following the public release of financial information if there is a restatement because of material noncompliance, due to misconduct, with financial reporting requirements under the federal securities laws.

Compensation Arrangements Relating to Termination of Employment

Mr. Donnelly’s letter agreement with Textron provides for payment of varying benefits to him upon events such as death, disability, retirement and termination under voluntary, involuntary (for cause), involuntary (not for cause or for good reason), or change in control circumstances. Mr. Donnelly’s termination benefits are consistent with the terms of our previous CEO’s agreement and were approved by the Committee upon Mr. Donnelly’s initial hiring in 2008 in order to attract him to Textron. Since hiring Mr. Donnelly, the Committee no longer agrees to formal employment contracts which provide for individual termination protection. Mr. Connor, Mr. Lupone and Ms. Johnson are each eligible for termination benefits that are available to all corporate officers as provided by the Severance Plan for Textron Key Executives. After reviewing our executive compensation program during 2013 and 2014, in February 2014 the Committee approved changing long-term incentive awards granted on or after March 1, 2014 from having a single trigger change in control provision to having a double trigger provision so that awards will vest upon a change in control only if an involuntary termination or a termination by the executive for good reason occurs within 2 years of the change in control.

With regard to retirement benefits, in order for Textron to attract Mr. Donnelly to join the Company after his 19-year career at GE, his pension benefits were designed to take into account his years of service at GE so that he would not be disadvantaged by joining Textron. This benefit has been effected through the adoption of an amendment to the Textron Spillover Pension Plan adding an appendix which provides a “wrap-around pension benefit” to Mr. Donnelly in order to compensate for pension benefits at GE that would otherwise not keep pace with his increasing compensation over the course of his career upon joining Textron. The benefit takes into account his service with both GE and Textron and uses the definition of pensionable compensation and final average compensation in the Textron Spillover Pension Plan. This nonqualified pension benefit will become 100% vested upon the earlier of his completion of ten years of service with Textron or his attainment of age 62 while employed by Textron and will be reduced by the combined value of any other benefit which he is eligible to receive under (i) a tax-qualified defined benefit plan maintained by GE, (ii) a tax-qualified defined benefit plan maintained by Textron and (iii) the Textron Spillover Pension Plan.

Mr. Connor’s letter agreement provides for an enhanced pension benefit which will give him an additional three years of credited service under the Textron Spillover Pension Plan, subject to the vesting terms of that Plan. Neither Mr. Lupone nor Ms. Johnson has been provided any supplemental or enhanced pension benefits.

As a result of the Committee’s review of our executive compensation programs in 2013 and in 2014, in February 2014, the Committee made certain changes to the treatment of long-term incentive awards granted on or after March 1, 2014 with respect to retirement, death and disability events. With regard to retirement, the Committee changed the criteria for vesting of long-term incentive awards to be more restrictive, moving from providing this benefit to individuals who are age 55 with at least ten years of service, those with at least 20 years of service regardless of age and those who are age 60 regardless of years of service, to providing this benefit only to individuals who are age 55 with at least ten years of service. With this change, the Committee also moved from prorated vesting after retirement to continued vesting after retirement through the regular vesting period of all outstanding restricted stock units and performance share units held by qualifying retirees to ensure retirees receive the intended value of LTI awards. The Committee also extended the exercise period for stock options from the earlier of three years from retirement or the term of the option to the earlier of four years from retirement or the term of the option to ensure at least one year to exercise after final vesting occurs.

With respect to death or disability, the Committee revised the terms of restricted stock units to change from prorated vesting after the death or disability event to accelerated vesting in full upon the occurrence of the event to ensure the estate of employees who die and employees who become disabled receive the intended value of LTI awards. The Committee also revised the exercise period for stock options upon an awardee’s death from the earlier of one year or the term of the option to the earlier of five years or the term of the option. Upon disability, the exercise period for stock options will be shortened from the full remaining term of the option to the earlier of five years or the term of the option. These changes, which will also apply to awards granted on or after March 1, 2014, help ensure consistent and fair treatment between death and disability events.

Tax Considerations

Section 162(m) of the Internal Revenue Code provides that no U.S. income tax deduction is allowable to a publicly held corporation for non-performance-based compensation in excess of $1 million paid to a “covered employee” (generally the NEOs (other than the chief financial officer)). “Performance-based compensation,” which is exempt from the $1 million limitation, must be payable based upon meeting pre-established and objective performance goals established by the Committee under a plan that has been approved by shareholders and meets other tax code requirements.

Our policy generally has been to seek to qualify various elements of the compensation payable to executives as “performance-based compensation,” although we may pay non-deductible compensation in order to preserve the Committee’s ability to structure our executive compensation program to meet the objectives discussed above, including to reward individual and team performance. We intend to claim a tax deduction for stock options granted under the 1999 Long-Term Incentive Plan and the 2007 Long-Term Incentive Plan. In addition, annual incentive compensation awards and PSU awards each have financial components that are intended to qualify as performance-based compensation. Because there are uncertainties as to the application of regulations under Section 162(m), as with most tax matters it is possible that our deductions may be challenged or disallowed.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth information concerning compensation of our principal executive officer, principal financial officer and each other individual who was serving as an executive officer at the end of Textron’s 2013 fiscal year (each, an “NEO” and collectively, the “NEOs”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Scott C. Donnelly	2013	1,064,615	0	5,934,649	2,355,219	556,000	(56,886)	65,075	9,918,672
Chairman, President and Chief	2012	1,000,000		5,982,367	3,057,000	1,187,000	701,119	104,154	12,031,640
Executive Officer	2011	1,000,000		5,322,686	2,241,217	1,402,800	1,467,676	84,798	11,519,177
Frank T. Connor	2013	790,385	0	1,778,522	697,392	292,000	71,254	47,379	3,676,932
Executive Vice President and	2012	750,000		1,866,743	933,475	630,000	290,799	49,100	4,520,117
Chief Financial Officer	2011	750,000		1,837,761	684,529	745,238	311,045	45,160	4,373,733
E. Robert Lupone	2013	624,231	0	715,467	337,373	203,000	0	76,740	1,956,811
Executive Vice President, General Counsel and Secretary	2012	537,692	325,000	1,379,631	458,550	445,000	0	858,669	4,004,542
Cheryl H. Johnson	2013	300,000	0	212,849	137,638	77,000	75,707	22,860	826,054
Executive Vice President, Human Resources	2012	246,904	0	432,817	45,030	178,000	94,381	123,514	1,120,646

(1)	The numbers shown in this column represent the grant date fair values of equity awards granted during the fiscal year, whether settled in stock or cash. The amounts for 2013 include PSUs (granted in 2011, 2012 and 2013) and RSUs (granted in 2013), which are described in the CD&A. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 10 Share-Based Compensation in Textron’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013. For PSUs, since performance criteria are established on an annual basis, the amounts shown are for the first year of the three-year performance period beginning in 2013, plus the second year of the three-year performance cycle beginning in 2012, plus the third year of the three-year performance cycle beginning in 2011. The grant date fair value of each equity-based component for 2013 is detailed below.

	Mr. Donnelly	Mr. Connor	Mr. Lupone	Ms. Johnson
Performance Share Units	$3,412,976	$1,031,868	$354,268	$65,488
Restricted Stock Units	2,521,673	746,654	361,199	147,361

Total	$5,934,649	$1,778,522	$715,467	$212,849

The PSU values above represent target performance. Assuming maximum performance is achieved, then the grant date fair value of the PSUs would be: Mr. Donnelly $5,119,464, Mr. Connor $1,547,803, Mr. Lupone $531,402 and Ms. Johnson $98,233.

(2)	The amounts that appear in this column represent the grant date fair value of stock options granted during the fiscal year. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 10 Share-Based Compensation in Textron’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013. The number of shares underlying the stock options granted to each NEO during 2013 is detailed in the Grants of Plan-Based Awards in Fiscal 2013 table on page 33.

(3)	The amounts in this column reflect annual incentive compensation earned under Textron’s annual incentive compensation program.

(4)	The amounts in this column are attributable to the executives’ change in actuarial present value of accumulated pension benefits under all defined benefit plans in which the NEOs participate from January 1, 2013 to December 28, 2013. For Ms. Johnson, this column also includes $605 in above-market non-qualified deferred compensation earnings that were posted to her interest-bearing account under the Deferred Income Plan for Textron Executives (“DIP”). Earnings are considered “above-market” if they were higher than 120% of the long-term applicable federal rate with compounding.

(5)	The amounts in this column include the value of other benefits and the incremental cost to Textron in 2013 of providing various perquisites in 2013, as detailed below:

	Mr. Donnelly	Mr. Connor	Mr. Lupone	Ms. Johnson
Spillover Savings Plan Contribution(a)	$40,481	$26,769	$54,492	$2,250
Contributions to Textron Savings Plan	12,750	12,750	9,288	12,750
Contributions to Retirement Plans	5,100	5,100	10,200	5,100
Perquisites(b)	6,744	2,760	2,760	2,760

Total	$65,075	$47,379	$76,740	$22,860

(a)	These amounts represent the value of cash-settled Textron stock units credited to the NEO’s Spillover Savings Plan account during the year. For Mr. Lupone, who is not eligible for a defined benefit pension plan, the Company credits an interest bearing Moody’s account within the SSP with an amount equal to 4% of eligible compensation, reduced by the contribution that was made by the Company under the Textron Savings Plan.

(b)	These amounts include the cost to Textron of personal benefits provided to executives, including annual physical exams, parking and the incremental cost to Textron of the executives’ family members and friends occasionally accompanying them on business flights.

Grants of Plan-Based Awards in Fiscal 2013

The following table sets forth information on plan-based compensation awards granted to the NEOs during Textron’s 2013 fiscal year. Annual equity awards were approved on January 28, 2013 for grant on March 1, 2013.

Grants of Plan-Based Awards in Fiscal 2013

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Stock Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options(#) (4)	Exercise or Base Price of Option Awards($/sh) (5)	Grant Date Fair Value of Stock and Option Awards (6)
Name	Grant Date	Grant Type	Target ($)	Maximum ($)	Target ($)	Maximum ($)
Scott C. Donnelly		Annual IC	1,296,000	2,592,000
	3/1/2013	PSUs			4,323,582	6,485,374				1,120,754
	3/1/2013	RSUs					88,573			2,521,673
	3/1/2013	Stock Options						243,157	28.470	2,355,219
	3/1/2013	PSUs(7)								2,292,222
Frank T. Connor		Annual IC	680,000	1,360,000
	3/1/2013	PSUs			1,280,208	1,920,312				331,854
	3/1/2013	RSUs					26,226			746,654
	3/1/2013	Stock Options						72,000	28.470	697,392
	3/1/2013	PSUs(7)								700,015
E. Robert Lupone		Annual IC	472,500	945,000
	3/1/2013	PSUs			619,324	928,986				160,540
	3/1/2013	RSUs					12,687			361,199
	3/1/2013	Stock Options						34,831	28.470	337,373
	3/1/2013	PSUs(7)								193,728
Cheryl H. Johnson		Annual IC	180,000	360,000
	3/1/2013	PSUs			252,638	378,957				65,489
	3/1/2013	RSUs					5,176			147,361
	3/1/2013	Stock Options						14,210	28.470	137,638

(1)	These amounts refer to awards of annual incentive compensation made under our annual incentive compensation program. The performance metrics and methodology for calculating payments are described in the CD&A.

(2)	These amounts refer to PSU grants made under the Textron Inc. 2007 Long-Term Incentive Plan, which are performance-based long-term grants of share units paid in cash, designed to reward the achievement of specified goals over three distinct fiscal-year performance periods. The performance metrics and methodology for calculating payments are described in the CD&A. Grants of PSUs in 2013 vest at the end of fiscal 2015. The “target” amount to be paid in 2016 assumes 100% earned and is based on the 2013 fiscal year-end share price of $36.61. The “maximum” that can be paid per the plan design is 150% of the PSUs granted, as described in the CD&A. Both target and maximum amounts assume median TSR performance for the three-year performance period.

(3)	These amounts represent the number of RSUs granted in 2013 pursuant to the Textron Inc. 2007 Long-Term Incentive Plan. RSUs earn dividend equivalents until vested and vest ratably over three years, beginning on March 1, 2016, three years after the grant date, and annually thereafter.

(4)	These amounts represent the number of stock options granted in 2013 pursuant to the Textron Inc. 2007 Long-Term Incentive Plan. All annual grants of stock options vest ratably over three years, beginning on March 1, 2014, and annually thereafter.

(5)	Reflects the exercise price for the stock options granted on March 1, 2013 which is equal to the closing price on the grant date.

(6)	Represents the grant date fair value of each equity award listed in the table as determined in accordance with generally accepted accounting principles. With respect to PSUs granted in 2013, the amounts in this column represent the value of only the 2013 portion of the 2013-2015 grant since the grant is subject to three single-year performance periods (2013, 2014 and 2015).

(7)	Represents grant date fair value of the 2013 portion of the 2011-2013 and 2012-2014 PSU awards.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth information with respect to the NEOs concerning unexercised options, stock awards that have not yet vested, and equity incentive plan awards as of the end of our 2013 fiscal year.

Outstanding Equity Awards at 2013 Fiscal Year-End

	Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exerciseable	Number of Securities Underlying Unexercised Options (#) Unexerciseable	Option Exercise Price ($)(2)	Option Expiration Date	Type of Stock Award(3)	Grant Year	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(5)
Scott C. Donnelly	3/1/2013	0	243,157	28.470	3/1/2023	PSU	2013			147,623	4,323,582
	3/1/2012	100,000	200,000	27.760	3/1/2022	RSU	2013	88,573	3,242,658
	3/1/2011	151,844	75,922	26.250	3/1/2021	PSU	2012			174,468	5,109,819
	3/1/2010	235,602	0	20.210	3/1/2020	RSU	2012	104,680	3,832,335
	2/27/2009	100,746	0	5.650	2/27/2019	RSU	2011	51,464	1,884,097
	7/3/2008	160,000	40,000	47.840	7/3/2018	RSU	2010	34,949	1,279,483
						RSU	2009	17,976	658,101
						RSU	2008	12,991	475,601
Frank T. Connor	3/1/2013	0	72,000	28.470	3/1/2023	PSU	2013			43,711	1,280,208
	3/1/2012	30,536	61,071	27.760	3/1/2022	RSU	2013	26,226	960,134
	3/1/2011	46,378	23,188	26.250	3/1/2021	PSU	2012			53,275	1,560,318
	3/1/2010	83,933	0	20.210	3/1/2020	RSU	2012	31,965	1,170,239
	8/5/2009	80,000	0	14.340	8/5/2019	RSU	2011	15,718	575,436
						RSU	2010	12,450	455,795
						RSU	2009	14,000	512,540
E. Robert Lupone	3/1/2013	0	34,831	28.470	3/1/2023	PSU	2013			21,146	619,324
	3/1/2012	15,000	30,000	27.760	3/1/2022	RSU	2013	12,687	464,471
						PSU	2012			26,170	766,467
						RSU	2012	44,931	1,644,924
Cheryl H. Johnson	3/1/2013	0	14,210	28.470	3/1/2023	PSU	2013			8,626	252,638
	3/1/2012	1,473	2,946	27.760	3/1/2022	RSU	2013	5,176	189,493
	3/1/2011	1,719	859	26.250	3/1/2021	RSU	2012	17,224	630,571
	8/1/2010	548	0	20.760	2/28/2018	RSU	2011	582	21,307
	8/1/2010	623	0	20.760	3/1/2017	RSU	2010	849	31,082
						RSU	2009	593	21,710

(1)	Stock option awards associated with each annual grant vest ratably over three years on each anniversary of the grant date.

(2)	For grants beginning in 2007, the exercise price of stock options is equal to the closing price on the date of grant.

(3)	The following types of stock awards are shown in this table:

(a)	“PSU” refers to performance share units. These units reward achievement of long-term goals over a three-year performance period, vesting at the end of the third fiscal year. They are settled in cash and valued based on the average closing price of Textron common stock for the first ten trading days of the fiscal year following vesting. Further information about these awards can be found in the CD&A.

(b)	“RSU” refers to restricted stock units. RSUs granted in 2008 and prior vest ratably over three years beginning on the third anniversary of the date of grant. Upon vesting, common stock will be issued to the executive. RSUs granted in 2009 and 2010 are payable in cash and vest ratably over five years, beginning on the first anniversary of the date of grant. RSUs granted in 2011 vest ratably over five years, beginning on the first anniversary of the date of grant, and upon vesting common stock will be issued to the executive, except for Ms. Johnson, whose RSUs granted in 2011 are payable in cash. RSUs granted in 2012 and 2013 vest ratably over three years beginning on the third anniversary of the grant date. Upon vesting, common stock will be issued to the executive, with the exception of Ms. Johnson who has 1,542 RSUs granted in 2012 which are payable in cash. Since 2008, all RSUs have been issued with the right to receive dividend equivalents.

(4)	The market value of RSUs that have not vested as of December 28, 2013 was calculated using the fiscal year-end closing share price of $36.61 multiplied by the number of unvested units as of that date.

(5)	PSUs granted in 2012 and 2013 vest, to the extent earned, on January 3, 2015 and January 2, 2016, respectively. The market value of PSUs that have not vested as of year-end 2013 was calculated using the fiscal year-end closing share price of $36.61 multiplied by the number of unvested units assuming that 100% (prior to the TSR modifier) of the units are earned (representing the target performance level) and assuming median TSR performance for the three-year performance period.

Option Exercises and Stock Vested in Fiscal 2013

The following table provides information concerning option exercises and the vesting of stock, including PSUs and RSUs, during Textron’s 2013 fiscal year for each NEO.

Option Exercises and Stock Vested in Fiscal 2013

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value Realized on Exercise ($)	Type of Equity Award(1)	Number of Shares or Units Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Scott C. Donnelly	0	0	PSU RSU	107,160 65,597	3,854,867 1,869,235

					5,724,102

Frank T. Connor	0	0	PSU RSU	32,729 25,466	1,177,396 725,017

					1,902,413

E. Robert Lupone	0	0	PSU	0	0
			RSU	0	0

					0

Cheryl H. Johnson	0	0	PSU	0	0
			RSU	1,353	38,520

					38,520

(1)	“PSU” and “RSU” are described in more detail in footnote 3 to the previous table.

(2)	Valuation methodology for the PSUs is described in footnote 5 to the previous table.

Pension Benefits in Fiscal 2013

The table below sets forth information on the pension benefits for the NEOs under each of the Company’s pension plans:

Pension Benefits

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit($)(1)	Payments During Last Fiscal Year($)
Scott C. Donnelly	TRP	5.50	110,967	0
	Spillover	5.50	911,669	0
	Wrap Around	24.50(2)	3,044,608	0

	Total		4,067,244	0
Frank T. Connor	TRP	4.42	99,829	0
	Spillover	4.42	503,221	0
	Additional Credited Service	3.00(2)	409,619	0

	Total		1,012,669	0
E. Robert Lupone	TRP	N/A	N/A	N/A
	Spillover	N/A	N/A	N/A

	Total		N/A	N/A

Cheryl H. Johnson	TRP (Bell)	3.50	73,196	0
	TRP (Textron)	12.25	262,849	0
	Spillover (Bell)	3.50	20,713	0
	Spillover (Textron)	12.25	78,968	0

	Total		435,726	0

(1)	The present value of the accumulated benefit has been calculated consistent with the assumptions set forth in Note 11 Retirement Plans in Textron’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013.

(2)	Years of extra service granted to the executive by employment letter.

A brief description of each of the Company’s pension plans referenced above follows:

TRP: Textron Retirement Program

Effective January 1, 2007, Textron consolidated its retirement benefits for U.S. salaried and eligible bargained employees into a single program, the Textron Retirement Program (“TRP”). The TRP is designed to be a “floor-offset” arrangement which has two parts. The first is a traditional defined pension benefit which provides a set monthly income (pension) at retirement through a formula based on age, years of service, and annual compensation. The second is a new defined contribution benefit called the Textron Retirement Account Plan. Transition rules between the prior plan design and the new plan design provide that participants who meet certain rules will be grandfathered, entitling them to the larger of the benefit calculated under the prior pension formula and the benefit calculated under the TRP. None of the NEOs met the grandfathering rules under the TRP, however Ms. Johnson did meet the grandfathering rules under the Spillover Pension Plan (described below) which entitles her to the larger amount of the two calculations under that Plan. The TRP is funded and tax qualified.

Benefits under the new defined pension formula are based on one and one-third percent of eligible compensation. Benefits under the prior formula are based on a one percent annual benefit for eligible compensation up to the “covered compensation” level ($55,529 in 2013), plus an additional amount equal to one and one-half percent of eligible compensation in excess of covered compensation. “Eligible Compensation” includes base salary plus annual incentive payments in a given year, up to the Internal Revenue Code limit

($255,000 in 2013). The benefit formula is calculated based on eligible employees’ highest consecutive five-year average eligible compensation throughout their career at Textron. Provided an employee meets the five years of qualifying service to become vested in the TRP, the accumulated benefit earned during an employee’s career is payable in monthly installments after retirement. While the normal retirement age under the TRP is 65, eligible grandfathered employees can earn a full benefit upon attainment of age 62. Eligible employees who meet defined age and service criteria can retire and begin collecting a reduced benefit as early as age 55.

Under the Textron Retirement Account Plan, Textron makes annual contributions to a participant’s account equal to 2% of eligible compensation up to the Internal Revenue Code limit, and the account balance is adjusted for investment gains and losses. The participant may receive the account in a lump sum or as an actuarially equivalent annuity upon termination of employment at any age. The value of any distribution from the Textron Retirement Account Plan offsets benefits accrued after 2006 under the pension formula.

Effective January 1, 2010, the TRP was closed to new entrants, and new employees, including Mr. Lupone, instead receive an annual company contribution to the Textron Savings Plan equal to 4% of eligible compensation up to the Internal Revenue Code Limit.

SPP: Spillover Pension Plan

Textron maintains the Spillover Pension Plan (“SPP”) to compensate certain Textron executives for pension benefits that would have been earned but for limitations imposed on tax-qualified plans under federal law. The formula for the SPP is the same as the formula for the defined benefit portion of the qualified plan (the TRP). Eligible compensation components include base salary and annual incentive compensation paid in a given year. The amount included in the formula equals the total of these components (whether or not deferred), less the Internal Revenue Code limit noted above ($255,000 in 2013). Benefits under the SPP also vest after five years of qualifying service, and are generally paid under the same age and service requirements as the defined benefit portion of the TRP. This plan is unfunded and not qualified for tax purposes.

In 2008, an appendix was added to the SPP for certain designated participants hired on or after January 1, 2008, including Mr. Donnelly, to provide a “wrap-around pension benefit.” This appendix will recognize an additional benefit service accrual identified in the offer letter of the designated participant and the resulting calculation will be offset by the prior employer age 65 benefit as described in the offer letter, and any qualified and non-qualified age 65 benefit provided by Textron. Specific to Mr. Donnelly, refer to the CD&A for details on his “wrap-around” benefit.

Effective January 1, 2010, the SPP was closed to new entrants except for those who were participants in the Textron Retirement Program on December 31, 2009. Mr. Lupone, therefore, is not eligible to participate in the SPP.

Nonqualified Deferred Compensation

The table below shows the deferred compensation activity for each NEO during 2013 under non-qualified deferred compensation plans maintained by Textron.

Nonqualified Deferred Compensation

Name	Plan Name	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Scott C. Donnelly	Deferred Income Plan	0	0	0	0
	Spillover Savings Plan	40,481	90,732	0	320,213

	Total	40,481	90,732	0	320,213

Frank T. Connor	Deferred Income Plan	0	0	0	0
	Spillover Savings Plan	26,769	43,951	0	162,693

	Total	26,769	43,951	0	162,693

E. Robert Lupone	Deferred Income Plan	0	0	0	0
	Spillover Savings Plan	54,492	11,808	0	92,192

	Total	54,492	11,808	0	92,192

Cheryl H. Johnson	Deferred Income Plan	0	2,466	0	55,080
	Spillover Savings Plan	2,250	0	0	2,250

	Total	2,250	2,466	0	57,330

(1)	The amounts shown in this column include contributions made by Textron into each executive’s notional deferred income account in the Textron Spillover Savings Plan (the “SSP”) in 2013. There are two types of Company contributions made under the SSP. First, if a participant contributes at least 10% of eligible compensation to the tax-qualified Textron Savings Plan (“TSP”), then the participant’s stock unit account within the SSP is credited with a match equal to 5% of eligible compensation reduced by the matching contribution under the TSP. Second, for Mr. Lupone and other employees hired after 2009 who are not eligible for a defined benefit pension plan, the Company credits the interest bearing Moody’s account within the SSP with an amount equal to 4% of eligible compensation reduced by the contribution that was made by the Company under the TSP. These amounts are also reported in the “All Other Compensation” column in the Summary Compensation table.

(2)	The amounts in this column reflect aggregate earnings during the fiscal year on amounts accrued in the participants’ accounts under the DIP and the SSP, if applicable, based upon the terms of each plan, as described below. To the extent the credited rate exceeds 120% of the long-term applicable federal rate, such earnings are considered “above-market earnings”. The amount of above-market earnings in the DIP was $605 for Ms. Johnson. These earnings are also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table.

(3)	Of these balances, the following amounts were reported in Summary Compensation Tables in prior-year proxy statements: Mr. Donnelly $153,548, Mr. Connor $80,557 and Mr. Lupone $25,892. This information is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

A brief description of the Company’s deferred compensation plans referenced above follows:

DIP: Deferred Income Plan for Textron Executives

NEOs deferring compensation into the Deferred Income Plan for Textron Executives (“DIP”) have forgone current compensation in exchange for an unsecured promise from the Company to pay the deferred amount after their employment ends. NEOs can defer up to 80% and certain other cash compensation including annual incentive compensation and long-term incentive distributions settled in cash. The “principal” amount that is deferred can be credited with either a Moody’s-based interest rate or a rate of return that approximates the return on investment for a share of Textron common stock, including dividend equivalents, based upon the elections made annually by each NEO. The interest rate applicable to the Moody’s account is the average Moody’s Corporate Bond Yield Index as published by Moody’s Investors Service, Inc. The compounded Moody’s yield for 2013 was 4.68%, which was applied to all deferrals made subsequent to December 31, 2001. Textron makes a matching contribution in the NEO’s stock unit account equal to 10% of any elective deferred income allocated initially by the NEO to the stock unit account.

SSP: Textron Spillover Savings Plan

The Textron Spillover Savings Plan (the “SSP”) makes up for forgone Company matches into the tax-qualified Textron Savings Plan because of federal compensation limits, as a result of deferring income under the DIP, and for employees hired or rehired after 2009 who are not eligible for a defined benefit pension plan. NEO contributions to the qualified savings plan are capped at 10% of eligible compensation up to the Internal Revenue Code limit ($255,000 in 2013). The contribution amount for employees hired or rehired after 2009 is based on 4% of eligible compensation. Contributions under the SSP are tracked in the form of unfunded book-entry accounts credited as stock units, which earn dividend equivalents and which are reinvested into stock units. NEOs are not permitted to make contributions to the SSP.

Potential Payments Upon Termination or Change in Control

The discussion and tables below reflect the amount of compensation that would become payable to each of the NEOs under existing plans and arrangements if the named executive’s employment had terminated and/or a change in control had occurred on December 27, 2013, the last business day of Textron’s 2013 fiscal year. Information is provided with respect to the following termination scenarios — voluntary, “for cause”, death or disability, “not for cause” or “good reason”, change in control — and is based upon the named executive’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date.

In addition, in connection with any future actual termination of employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, consistent with the terms of employment contracts and as the Organization and Compensation Committee believes appropriate. The actual amounts that would be paid upon a NEO’s termination of employment can be determined only at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s share price and the executive’s age.

Payments Made Upon a Voluntary Termination by an Executive

Voluntary termination occurs when the NEO leaves the Company at his or her own will (e.g., voluntary resignation). Upon a voluntary termination each of the NEOs are entitled only to their vested or accrued obligations.

Payments Made Upon a Termination “for Cause” by the Company

A “for cause” termination occurs when a NEO is separated from Textron after engaging in one or more activities including, but not limited to: (i) conviction of, or pleading nolo contendere or guilty to, a felony (other than a traffic infraction or a crime involving vicarious liability under certain circumstances), (ii) willful misrepresentation, fraud or dishonesty for personal enrichment at the expense of Textron, (iii) willful misconduct or behavior, willful violation of the Company’s Business Conduct Guidelines, or breach of the NEO’s fiduciary duties, in each case, that results in material harm to Textron, or (iv) willful failure to attempt to perform his or her duties or willful failure to attempt to follow the legal written direction of the Board. Upon a termination “for cause,” each of the NEOs would be entitled only to their vested or accrued obligations.

Payments Made Upon a Termination in Connection with Death or Disability or Retirement

Upon a termination in connection with death, disability or due to retirement, each of the NEOs would be entitled to their vested or accrued obligations as well as the following:

•

All RSUs outstanding for at least six months would vest pro-rata, outstanding stock options would vest in full, and PSUs outstanding for at least twelve months would vest pro-rata and the executive or the executive’s estate would have one year from termination date to exercise outstanding stock options, in the case of death, or the remaining term of the option in the case of disability.

•	Full vesting of benefits under the Textron Savings Plan, SSP, DIP and Retirement Account Plan

Payments Made Upon a “Not for Cause” Termination by the Company or by an Executive for “Good Reason”

Mr. Donnelly

A “not for cause” termination (also called “involuntary termination”) occurs when employment ends either at the initiation of Textron, but without circumstances that would indicate a “for cause” situation, or at the initiation of the executive for “Good Reason.” Mr. Donnelly’s letter agreement with the Company provides certain severance benefits in the event of a “not for cause” or “Good Reason” termination. “Good Reason” means the occurrence of one or more of the following: (i) the assignment to Mr. Donnelly of duties that are materially inconsistent with his position, (ii) the material reduction of Mr. Donnelly’s position, (iii) the forced relocation of Mr. Donnelly’s principal office, (iv) a reduction in Mr. Donnelly’s salary or other benefits, (v) the failure of the Company to deliver to Mr. Donnelly a satisfactory written agreement from any successor to the Company to assume and agree to perform under the letter agreement, or (vi) other material breach by Textron of the letter agreement. Upon a termination “not for cause,” or for “Good Reason,” Mr. Donnelly would be entitled to his vested or accrued obligations as well as the following:

•	Cash Severance Benefit Comprised of:

–	Two times the sum of (i) base salary and (ii) the greater of (a) the termination year target annual cash incentive compensation and (b) the average annual cash incentive compensation earned during the last three fiscal years. This amount would be paid in monthly installments over two years.

–	A pro-rated annual cash incentive compensation payment (based on actual performance) for the year of termination, paid in a lump sum in the year following termination.

•	Treatment of Long-Term Incentive Awards:

–	Unvested stock options would be subject to full vesting acceleration for that portion of the awards that would have vested within two years after termination

–	PSUs would be subject to pro-rata vesting through the termination date

•	Benefits Under Pension and Nonqualified Deferred Compensation Plans:

–	Credit for an additional two and one half years of age and service and compensation under all defined benefit-type retirement plans (including the SPP)

–	A lump sum payment equal to two times the amount of maximum Company annual contribution or match to any defined contribution-type plan in which the executive participates

•

Continuation of Insurance Coverage: Continued coverage (or the cash equivalent thereof) for two years under the Company’s term life insurance and long-term disability insurance plans, and, to the extent eligible on the date of termination, under the accidental death and dismemberment insurance and dependent life insurance plans

Other NEOs

The Severance Plan for Textron Key Executives, in which each of the other NEOs participates, provides severance pay for involuntary termination only if the executive signs a release provided in and required by the plan document. This severance pay is equal to the sum of: (i) the executive’s annual rate of base salary at the date of severance, and (ii) the larger of (a) the average of his or her three most recent actual awards of annual incentive compensation (whether or not deferred) and (b) his or her current target incentive compensation under the annual incentive compensation plan.

Payments Made Upon a Termination in Connection with a “Change in Control”

Mr. Donnelly

A “change in control” termination would occur if Mr. Donnelly experiences a “not for cause” termination during the period beginning 180 days before a change in control and ending on the second anniversary of the change in control. Mr. Donnelly’s letter agreement with the Company provides certain severance benefits in the event of a “change in control” termination. For purposes of Mr. Donnelly’s letter agreement, a “change in control” means the occurrence of any of the following events: (i) any person unrelated to Textron acquires more than 30% of Textron’s then outstanding voting stock, (ii) a majority of the members of the Board of Directors are replaced in any two-year period other than in specific circumstances, (iii) the consummation of a merger or consolidation of Textron with any other corporation, other than a merger or consolidation in which Textron’s voting securities outstanding immediately prior to such merger or consolidation continue to represent at least 50% of the combined voting securities of Textron or such surviving entity immediately after such merger or consolidation, or (iv) shareholder approval of an agreement for the sale or disposition of all or substantially all of Textron’s assets or a plan of complete liquidation. Upon a termination in connection with a “change in control,” Mr. Donnelly would be entitled to his vested or accrued obligations as well as the following:

•	Cash Severance Benefit, Payable in a Lump Sum, Comprised of:

–	Three times base salary

–	Pro-rated portion of the greater of (i) the termination year target annual cash incentive compensation and (ii) the prior year annual cash incentive compensation

–	Three times the greater of (i) the average annual cash incentive compensation over the three years prior to the earlier of the change of control or the termination and (ii) the termination year target annual cash incentive compensation

•	Treatment of Long-Term Incentive Awards:

–	Outstanding unvested stock options, PSUs and RSUs would be subject to immediate and full vesting acceleration as of the change in control.

–	PSUs granted in 2012 and 2013 will be paid based on actual performance through the change in control and based on target performance after the change in control.

•	Benefits Under Pension and Nonqualified Deferred Compensation Plans:

–	Full vesting and credit for an additional three years of age and service and compensation under all defined benefit-type retirement plans (including the SPP)

–	Full vesting acceleration under the Spillover Savings Plan

–	A payment equal to three times the amount of maximum Company annual contribution or match to any defined contribution-type plan in which the executive participates

•

Continuation of Insurance Coverage: Continued coverage (or the cash equivalent thereof) for three years under the Company’s term life insurance and long-term disability insurance plans, and, to the extent eligible on the date of termination, under the accidental death and dismemberment insurance and dependent life insurance plans

•	Additional Perquisites: Outplacement assistance for up to one year following termination

•

Tax Gross-Up Payment: Subject to certain conditions, the Company would gross-up severance payments to cover the executive’s excise taxes determined in accordance with Sections 4999 and 280G of the Internal Revenue Code.

Other NEOs

The Severance Plan for Textron Key Executives, in which each of the other NEOs participates, provides severance pay and severance benefits in the event of an involuntary termination or termination for “good reason” by the executive following a change of control only if the executive signs a release provided in and required by the plan document. The severance pay, payable in a lump sum, is equal to the sum of: (i) the executive’s annual rate of base salary at the date of severance, and (ii) the larger of (a) the average of his or her three most recent actual awards of annual incentive compensation (whether or not deferred) and (b) his or her current target incentive compensation under the annual incentive compensation plan. In addition, medical and dental benefits would be provided by Textron to the executive and to his or her dependents, on terms which are not less favorable to them than the terms existing immediately before severance. Such severance benefits would be continued for eighteen months following severance (or, if less, until the executive or dependent obtains comparable coverage under another employer’s plan or Medicare).

Under the Severance Plan for Textron Key Executives, “change of control” means the occurrence of any of the following events: (i) any person unrelated to Textron (a) becomes (other than by acquisition from Textron) the beneficial owner of more than 50% of Textron’s then outstanding voting stock, (b) acquires more than 30% of Textron’s then outstanding voting stock, or (c) acquires all or substantially all of the total gross fair market value of all of the assets of Textron, (ii) a merger or consolidation of Textron with any other corporation occurs, other than a merger or consolidation that would result in the voting securities of Textron outstanding immediately before the merger or consolidation continuing to represent 50% or more of the combined voting power of the voting securities of Textron or such surviving entity outstanding immediately after such merger or consolidation, or (iii) during any 12-month period, a majority of the members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of their appointment or election.

In addition, in the event of a change of control, the other NEOs would receive (i) full vesting acceleration under the SPP and SSP and (ii) full vesting of all long-term incentive awards which would be payable in the same manner described above for Mr. Donnelly.

The following tables show additional or accelerated payments which would be payable to our NEOs under existing agreements, plans or other arrangements, for various scenarios triggered by a termination of employment, assuming the termination date to be December 27, 2013, and, where applicable, using the closing price of our common stock of $36.61 (as reported on the New York Stock Exchange on December 27, 2013, the last trading day of our fiscal year).

Scott C. Donnelly

	Voluntary	Disability	Death	For Cause	Not For Cause	Change in Control(1)
Annual Incentive / Severance	$0	$0	$0	$0	$5,064,933	$8,893,400
RSU settled in stock or cash(2)	0	5,997,926	5,997,926	0	0	11,372,274
Stock Options(2)	0	4,535,850	4,535,850	0	3,876,084	4,535,850
Cash settlement of PSUs(2)	0	0	0	0	0	8,515,479
Pension benefit(3)	0	3,044,608	1,074,804	0	736,855	6,604,997
Other benefits(4)	0	0	0	0	128,983	333,474
Tax gross-up	0	0	0	0	0	10,959,989

Amount Triggered due to Termination	$0	$13,578,384	$11,608,580	$0	$9,806,855	$51,215,463

Frank T. Connor

	Voluntary	Disability	Death	For Cause	Not For Cause	Change in Control(1)
Annual Incentive / Severance	$0	$0	$0	$0	$1,571,425	$1,571,425
RSU settled in stock or cash(2)	0	2,082,047	2,082,047	0	0	3,674,143
Stock Options(2)	0	1,366,796	1,366,796	0	0	1,366,796
Cash settlement of PSUs(2)	0	0	0	0	0	2,564,141
Pension benefit(3)	0	0	0	0	0	603,050
Other benefits(4)	0	0	0	0	0	20,056
Tax gross-up	0	0	0	0	0	0

Amount Triggered due to Termination	$0	$3,448,843	$3,448,843	$0	$1,571,425	$9,799,612

E. Robert Lupone

	Voluntary	Disability	Death	For Cause	Not For Cause	Change in Control(1)
Annual Incentive / Severance	$0	$0	$0	$0	$1,102,500	$1,102,500
RSU settled in stock or cash(2)	0	911,918	911,918	0	0	2,109,395
Stock Options(2)	0	549,024	549,024	0	0	549,024
Cash settlement of PSUs(2)	0	0	0	0	0	1,250,956
Pension benefit	0	0	0	0	0	0
Other benefits(4)	0	0	0	0	0	20,056
Tax gross-up	0	0	0	0	0	0

Amount Triggered due to Termination	$0	$1,460,943	$1,460,943	$0	$1,102,500	$5,031,932

Cheryl H. Johnson

	Voluntary	Disability	Death	For Cause	Not For Cause	Change in Control(1)
Annual Incentive / Severance	$0	$0	$0	$0	$480,000	$480,000
RSU settled in stock or cash(2)	0	357,021	357,021	0	0	894,163
Stock Options(2)	0	150,644	150,644	0	0	150,644
Cash settlement of PSUs(2)	0	0	0	0	0	227,964
Pension benefit	0	0	0	0	0	0
Other benefits(4)	0	0	0	0	0	20,056
Tax gross-up	0	0	0	0	0	0

Amount Triggered due to Termination	$0	$507,665	$507,665	$0	$480,000	$1,772,827

(1)	Amounts reported in the “Change in Control” column for stock options, RSUs and PSUs are paid upon a Change in Control, and all other amounts in the “Change in Control” column are paid only upon a “not for cause” or “good reason” termination in connection with a Change in Control.

(2)	Amounts reported for RSUs, PSUs, and Stock Options reflect accelerated vesting triggered by termination event under each scenario, respectively. PSU amounts have been calculated assuming that both the 2012-2014 PSU cycle and the 2013-2015 PSU cycle will be paid at 72.2% of target. These figures are based on actual Company performance against goals for 2012 and 2013, and target Company performance against goals for 2014 and 2015. In addition, the figures assume median total shareholder return performance over the 3-year PSU cycle.

(3)	Potential pension benefits have been calculated assuming (a) a discount rate of 5.00%; and (b) a normal retirement age of 65 for all NEOs.

(4)	Includes (a) health and welfare benefits for each NEO, and (b) outplacement assistance for one year (administrative assistant, office space, office equipment) for Mr. Donnelly under the “Change in Control” scenario.

Equity Compensation Plan Information

The following table sets forth certain information, as of the end of Textron’s 2013 fiscal year, for all Textron compensation plans previously approved by shareholders. There are no compensation plans not previously approved by shareholders.

Plan category	(a)		(b)		(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	9,798,000	(1)	$27.57	(2)	6,738,171	(3)
Equity compensation plans not approved by shareholders	N/A		N/A		N/A
Total	9,798,000		$27.57		6,738,171

(1)	Includes 780,000 unvested shares that may be issued under previously granted RSUs.

(2)	This value reflects the weighted average exercise price of outstanding stock options only.

(3)	Consists of shares remaining available for issuance under the Textron Inc. 2007 Long-Term Incentive Plan that may be issued pursuant to stock options, stock appreciation rights, performance stock, restricted stock, RSUs and other awards, provided that no more than 2,055,207 shares may be issued pursuant to awards other than stock options and stock appreciation rights.

Evaluation of Risk in Compensation Plans

In addition to the Company’s incentive compensation arrangements applicable to senior executives throughout the enterprise, the Company’s business units maintain incentive compensation plans and programs in which business unit employees below the senior executive level participate (such as sales incentive plans and incentive programs linked to safety and customer service, etc.). Textron’s management reviews these business unit incentive compensation plans and programs as they relate to risk management practices and risk-taking incentives.

Transactions with Related Persons

Since the beginning of Textron’s 2013 fiscal year, there have been no transactions and there are no currently proposed transactions, in which Textron was or is to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

On April 25, 2011, Textron entered into a Hangar License and Services Agreement with our CEO’s limited liability company (“LLC”). Under this agreement, Mr. Donnelly’s LLC subleases a portion of Textron’s leased hangar space for his personal airplane. The agreement also provides that the Company will provide certain aircraft maintenance and other services for Mr. Donnelly’s airplane. Fees for hangar space, maintenance, fuel and all other services are set at market rates, and Mr. Donnelly fully reimburses the Company at such market rates. During 2013, these costs totaled $42,352.

In addition, the Nominating and Corporate Governance Committee has approved Mr. Donnelly’s occasional use of his personal airplane for business travel and has adopted a policy which sets forth regulatory, safety, insurance and other requirements applicable to use of personal aircraft by executives for business purposes. The policy provides for reimbursement of only direct operating expenses to the executive, subject to a cap of $50,000 annually. During 2013, these expenses totaled $7,329.

Under Textron’s Corporate Governance Guidelines and Policies, all related party transactions are subject to approval or ratification by the Nominating and Corporate Governance Committee. Related party transactions, referred to as “Interested Transactions with Related Parties” under the Guidelines, are generally defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) where the Company is a participant, in which the aggregate amount involved since the beginning of the Company’s last fiscal year exceeds or is expected to exceed $100,000 and an executive officer, director, nominee or greater than 5% beneficial holder or immediate family member of any of the foregoing has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). In determining whether to approve or ratify such a transaction, the committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

ADVISORY VOTE TO APPROVE TEXTRON’S EXECUTIVE COMPENSATION

The Board has adopted a policy providing for an annual “say-on-pay” advisory vote. In accordance with this policy and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are providing our shareholders with an advisory (nonbinding) vote to approve the compensation of our named executive officers as disclosed in this proxy statement. This vote is advisory only, and it is not binding on Textron or on our Board of Directors. Although the vote is non-binding, the Organization and Compensation Committee (the “Committee”) and the Board will carefully consider the outcome of the vote when making future compensation decisions.

Textron’s compensation philosophy is to establish target total pay with reference to a talent peer group and to tie a substantial portion of our executives’ compensation to performance against objective business goals and stock price performance. This approach helps us to recruit and retain talented executives, incentivizes our executives to achieve desired business goals and aligns their interests with the interests of our shareholders. For a full discussion of our executive compensation programs and 2013 compensation decisions made by the Committee, see “Compensation Discussion and Analysis” beginning on page 19.

Textron’s Board of Directors believes that the Company’s executive compensation program is working to align management’s interests with those of our shareholders to support long-term value creation. Accordingly, Textron shareholders are being asked to vote “FOR” the following advisory resolution at the annual meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the Company’s compensation of its named executive officers, as disclosed in the Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the compensation tables regarding named executive officer compensation, together with the accompanying narrative disclosure.”

Unless the Board modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2015 Annual Meeting of Shareholders.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the resolution approving the Company’s executive compensation (Item 2 on the proxy card).

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP to audit Textron’s consolidated financial statements for 2014, but as a matter of good corporate governance the Board is asking shareholders to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2014. If shareholders do not ratify the appointment, the Audit Committee will reconsider its selection. A representative or representatives of Ernst & Young LLP will be present at the annual meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.

Fees to Independent Auditors

The following table presents fees billed for professional services rendered by Ernst & Young LLP for the audit of Textron’s annual financial statements, the reviews of the financial statements in Textron’s Forms 10-Q, and other services in connection with statutory and regulatory filings and engagements for 2012 and 2013 and fees billed for audit-related services, tax services and all other services rendered by Ernst & Young LLP in 2012 and 2013.

	2012	2013
Audit Fees	$7,213,000	$8,292,000
Audit-Related Fees(1)	529,000	483,000
Tax Fees(2)	134,000	128,000
All Other Fees	0	0

Total Fees	$7,876,000	$8,903,000

(1)	Audit-related fees include fees for employee benefit plan audits, attest services not required by statute or regulation, and consultations concerning financial accounting and reporting matters not classified as audit.

(2)	Tax fees include fees for tax services relating to consultations and compliance.

Under the Audit and Non-Audit Services Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed by the independent auditor for Textron require pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. Any pre-approvals pursuant to delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Audit Committee cannot delegate pre-approval authority to management.

All audit-related services, tax services and other services for 2013 were pre-approved by the Audit Committee, which determined that such services would not impair the independence of the auditor and are consistent with the Securities and Exchange Commission’s rules on auditor independence.

The Board of Directors recommends a vote “FOR” ratification of the appointment by the Audit Committee of Ernst & Young LLP (Item 3 on the proxy card).

SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER ACTION BY WRITTEN CONSENT

Mr. Kenneth Steiner of 14 Stoner Ave., 2M, Great Neck, NY 11021, owner of at least 700 shares of our common stock, has given notice of his designation of John Chevedden as his proxy to introduce the following resolution at the annual meeting. The shareholder proposal and supporting statement appear as received by us. Following the shareholder proposal is our response.

Proposal 4* — Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent in accordance with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

Wet Seal (WTSLA) shareholders successfully used written consent to replace certain underperforming directors in 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint.

This proposal would empower shareholders by giving them the ability to effect change at our company without being forced to wait until an annual shareholder meeting. Shareholders could replace a director using action by written consent. Shareholder action by written consent could save our company the cost of holding a physical meeting between annual meetings.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm cited a number of issues with our executive pay. Our company can give long-term incentive pay to our CEO for below-median performance. Unvested equity pay does not lapse upon CEO termination. There were excessive CEO perks. Our company did not link environmental or social performance to its incentive pay policies.

Charles Powell, who chaired our executive pay committee, received our highest negative votes and was overboarded with seats on 5 company boards. Ivor Evans was a CEO serving on 4 boards and was furthermore on our audit committee. Seven directors had 10 to 18 years long-tenure, which negatively impacts director independence. Our board did not have formal responsibility for strategic oversight of our company’s environmental practices. Our company had not identified specific environmental impact reduction targets and was not a UN Global Compact signatory. Our company did not disclose its workplace safety record in its annual report.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Right to Act by Written Consent — Proposal 4*

Our Response to the Shareholder Proposal

The Board of Directors recommends a vote AGAINST this shareholder proposal.

The Board believes that the proposal is contrary to the best interests of Textron and its shareholders. Moreover, it is unnecessary in light of the existing ability of Textron’s shareholders to call special meetings of shareholders. For the reasons discussed below, the Board recommends that shareholders vote AGAINST the proposal.

The Board believes that Textron’s current governance processes, whereby corporate actions proposed by shareholders are considered and voted on at an annual or special meeting of the shareholders of which all shareholders are notified, provide definitive protections and benefits to our shareholders that are absent in the written consent process called for by this proposal. Textron’s Restated Certificate of Incorporation specifically prohibits shareholder action by less than unanimous written consent. This is to ensure that all shareholders are informed of critical matters affecting the Company and of the Board’s views before shareholder action is requested and taken, avoiding abusive situations that can arise when shareholders can act by written consent, such as short-term shareholders acting without notice and without opportunity for all shareholders to consider a proposed action.

Textron’s Amended and Restated By-Laws contain substantial safeguards to protect the interests of shareholders by requiring that shareholders proposing business for a shareholder vote either submit their proposals for consideration at the annual meeting pursuant to the SEC’s shareholder proposal process or provide advance notice to the Company of any proposed director nomination or proposed business. If a proposal or nomination is not included in Textron’s proxy statement, the advance notice by-law requires shareholders to provide certain information about themselves, any nominee and the proposed business, including a description of the proposed business, the reason for conducting the business at the meeting and disclosure of any material interest of the proponent in such proposed business. Under this process, the Company is able to make certain that all shareholders are made aware of the matters that are to be considered at a meeting of shareholders, and the Board is able to present an analysis of such proposals and its recommendations to the Company’s shareholders. Moreover, when proposals or nominations are considered at a meeting of shareholders, shareholders are assured of having an appropriate time to consider such matters, engage in dialogue with the Company and other shareholders and to vote for or against the matter.

In contrast, authorizing shareholder action by written consent, as requested by the proposal, would enable a small group of shareholders to accumulate Textron shares for only a short time and use the consent procedure to take action without the procedural safeguards attendant to a shareholders’ meeting, including without notice to other shareholders and without affording all shareholders the right to vote on the matter. Without these procedural safeguards, action by written consent may be used to force wholesale amendments to the Company’s by-laws or to effect other significant corporate actions without advance notice to, or participation by, all shareholders. Shareholder action by written consent as contemplated by the proposal would eliminate the benefits of advance notice about the proponent or the proposal and would eliminate the benefit of hearing the views of other shareholders or of the Board. Therefore, allowing action by written consent can result in a majority of shareholders not being informed about the proposed action until after the action has already been taken, thereby disenfranchising those shareholders who do not have the opportunity to be informed or to participate. This could result in the taking of an action that otherwise would not have been taken if all of our shareholders were afforded the opportunity to discuss and vote on the matter. As a result, this proposal could have adverse consequences to our shareholders and the Company.

Shareholder action by written consent as requested by the proposal also has the potential to create substantial confusion among our shareholders. Multiple groups of shareholders would be able to solicit written consents at any time and as often as they choose on matters of special interest to them. There also is the possibility that consent solicitations may conflict with one another or be duplicative, be disruptive to the Company’s operations and cause the Company to incur substantial expense.

Moreover, under our by-laws, shareholders who hold twenty-five percent of our outstanding shares already have the right to call special meetings of shareholders if the need arises for shareholders to consider and vote on matters between annual meetings. Our by-laws impose notice and other requirements on the special meeting process to guard against the exertion of inappropriate influence by shareholders with special interests that may be inconsistent with the long-term best interests of Textron and our shareholders in general. The Board believes our existing by-law provisions allowing shareholders to call special meetings strike the right balance between the rights of shareholders to have a voice in driving the Company’s governance, on the one hand, and protecting against abusive actions that may disrupt the effective management of the Company and be detrimental to shareholder interests, on the other. In contrast, adopting this proposal and giving shareholders the ability to act by written consent would allow any shareholder, regardless of ownership interest, to initiate a potentially unlimited number of consent solicitations on any topic at any time which could enable a single shareholder to advance its own special interests to the detriment of the majority of shareholders. The Board believes that the potential for abuse and disenfranchisement of minority shareholders and other adverse consequences associated with the right to act by less than unanimous written consent outweighs any potential benefits to our shareholders from this proposal.

Accordingly, the Board of Directors recommends a vote AGAINST this proposal (Item 4 on the proxy card).

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy or their substitutes will vote thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS AND OTHER MATTERS FOR 2015 ANNUAL MEETING

Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2015 annual meeting of shareholders under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by Textron, at 40 Westminster Street, Providence, Rhode Island 02903, Attention: Executive Vice President, General Counsel and Secretary, on or before November 7, 2014.

If shareholders instead wish to bring other business before a shareholder meeting, timely notice must be received by Textron in advance of the meeting. Under Textron’s Amended and Restated By-Laws, such notice must be received not less than 90 nor more than 150 days before the anniversary date of the immediately preceding annual meeting of shareholders or, between November 24, 2014 and January 23, 2015, for the 2015 annual meeting (but if the annual meeting is called for a date that is more than 30 days before or more than 60 days after the anniversary date, then the notice must be received no later than the close of business on the 90th day before the date of the annual meeting or 10 days after public disclosure of the meeting is first made, whichever occurs later). The notice must include the information required by our By-Laws. These requirements are separate from the requirements a shareholder must meet to have a proposal included in Textron’s proxy statement under Rule 14a-8. These time limits also apply to nominations submitted by shareholders under our By-Laws and in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority by Textron.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company’s shares may deliver only one copy of the Company’s proxy statement and annual report to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit their request to the Company by telephone at (401) 457-2353 or by submitting a written request to the Secretary at Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

By order of the Board of Directors,

E. Robert Lupone

Executive Vice President, General Counsel and

Secretary

March 7, 2014

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE YOUR PROXY VIA INTERNET OR TELEPHONE (SEE ENCLOSED PROXY CARD) OR FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED.

	ANNUAL MEETING OF SHAREHOLDERS OF TEXTRON INC. Wednesday, April 23, 2014, 11:00 a.m. EDT Omni Providence Hotel 1 West Exchange Street Providence, Rhode Island 1	¢

TEXTRON INC.

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders, April 23, 2014

The undersigned hereby appoint(s) Scott C. Donnelly, Frank T. Connor and E. Robert Lupone, or any one of them, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Textron Inc. as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its shareholders to be held on Wednesday, April 23, 2014, and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting.

This card also constitutes voting instructions to the trustees under the Textron savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of Textron Inc. held by the trustees under the plans, as described in the proxy statement.

(Continued and to be signed on the reverse side)

COMMENTS:

¢	14475	¢

ANNUAL MEETING OF SHAREHOLDERS OF

TEXTRON INC.

Wednesday, April 23, 2014, 11:00 a.m. EDT

Omni Providence Hotel

1 West Exchange Street

Providence, Rhode Island

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 23, 2014

The Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders, the Annual Report to Shareholders for the fiscal year ended December 28, 2013 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013 are available at www.textron.com/Investor Relations—Annual Report

& Proxy Materials.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	00033333333333333000 7	042314

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW,

”FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN

BLUE OR BLACK INK AS SHOWN HERE   ☒

This proxy, when properly signed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees listed herein, FOR proposals 2 and 3 and AGAINST proposal 4 or if the card constitutes voting instructions to a savings plan trustee, the trustee will vote as described in the proxy statement.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE

REVERSE SIDE OF THIS CARD.

IMPORTANT NOTICE

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR

PROXY AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE TEXTRON

THE EXPENSE OF ADDITIONAL SOLICITATION.

		The Board of Directors recommends that you vote “FOR” the following proposals:			FOR	AGAINST	ABSTAIN
		1.	Election of Directors		☐	☐	☐
			01)	Scott C. Donnelly
			02)	Kathleen M. Bader	☐	☐	☐
			03)	R. Kerry Clark	☐	☐	☐
			04)	James T. Conway	☐	☐	☐
			05)	Ivor J. Evans	☐	☐	☐
			06).	Lawrence K. Fish	☐	☐	☐
			07)	Paul E. Gagné	☐	☐	☐
			08)	Dain M. Hancock	☐	☐	☐
			09)	Lord Powell of Bayswater KCMG	☐	☐	☐
			10)	Lloyd G. Trotter	☐	☐	☐
			11)	James L. Ziemer	☐	☐	☐
		2.	Approval of the advisory (non-binding) resolution to approve executive compensation.		☐	☐	☐
		3.	Ratification of appointment of independent registered public accounting firm.		☐	☐	☐
The Board of Directors recommends that you vote “AGAINST” the following shareholder proposal:
		4.	Shareholder proposal regarding shareholder action by written consent.		☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

¢

ANNUAL MEETING OF SHAREHOLDERS OF

TEXTRON INC.

Wednesday, April 23, 2014, 11:00 a.m. EDT

Omni Providence Hotel

1 West Exchange Street

Providence, Rhode Island

PROXY VOTING INSTRUCTIONS	GO GREEN

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL- Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 23, 2014. The Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders, the Annual Report to Shareholders for the fiscal year ended December 28, 2013 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013 are available at www.textron.com/Investor Relations—Annual Report & Proxy Materials.

i   Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢	00033333333333333000 7	042314

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW,

“FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:  ☒

This proxy, when properly signed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees listed herein, FOR proposals 2 and 3 and AGAINST proposal 4 or if the card constitutes voting instructions to a savings plan trustee, the trustee will vote as described in the proxy statement.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications electronically exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

If you vote by telephone or through the Internet, please DO NOT mail back this proxy card.

IMPORTANT NOTICE

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY, OR SUBMIT YOUR VOTE BY INTERNET OR BY TELEPHONE AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE TEXTRON THE EXPENSE OF ADDITIONAL SOLICITATION.

		The Board of Directors recommends that you vote “FOR” the following proposals:			FOR	AGAINST	ABSTAIN
		1.	Election of Directors
			01)	Scott C. Donnelly	☐	☐	☐
			02)	Kathleen M. Bader	☐	☐	☐
			03)	R. Kerry Clark	☐	☐	☐
			04)	James T. Conway	☐	☐	☐
			05)	Ivor J. Evans	☐	☐	☐
			06).	Lawrence K. Fish	☐	☐	☐
			07)	Paul E. Gagné	☐	☐	☐
			08)	Dain M. Hancock	☐	☐	☐
			09)	Lord Powell of Bayswater KCMG	☐	☐	☐
			10)	Lloyd G. Trotter	☐	☐	☐
			11)	James L. Ziemer	☐	☐	☐
		2.	Approval of the advisory (non-binding) resolution to approve executive compensation.		☐	☐	☐
		3.	Ratification of appointment of independent registered public accounting firm.		☐	☐	☐
The Board of Directors recommends that you vote “AGAINST” the following shareholder proposal:
		4.	Shareholder proposal regarding shareholder action by written consent.		☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢